Exhibit 10.14

LEASE AGREEMENT

between

CENTURY TECHBANQ PASADENA LLC,

a California limited liability company

as “Landlord”

and

ROCKLEY PHOTONICS, INC.,

a Delaware corporation

as “Tenant”

TABLE OF CONTENTS

SECTION	PAGE

1.	PREMISES	4
2.	LEASE TERM; EXISTING TENANT	4
3.	RENT	5
4.	LETTER OF CREDIT	10
5.	USE AND COMPLIANCE WITH LAWS	14
6.	TENANT IMPROVEMENTS AND ALTERATIONS	17
7.	MAINTENANCE AND REPAIRS	18
8.	TENANT’S TAXES	19
9.	UTILITIES AND SERVICES	20
10.	EXCULPATION AND INDEMNIFICATION	22
11.	INSURANCE	23
12.	DAMAGE OR DESTRUCTION	25
13.	CONDEMNATION	26
14.	ASSIGNMENT AND SUBLETTING	28
15.	DEFAULT AND REMEDIES	31
16.	LATE CHARGE AND INTEREST	33
17.	WAIVER	33
18.	ENTRY, INSPECTION AND CLOSURE	33
19.	SURRENDER AND HOLDING OVER	34
20.	ENCUMBRANCES	35
21.	ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS	36
22.	NOTICES	37
23.	ATTORNEYS’ FEES	37
24.	QUIET POSSESSION	37
25.	SECURITY MEASURES	37
26.	FORCE MAJEURE	38
27.	RULES AND REGULATIONS	38
28.	LANDLORD’S LIABILITY	38
29.	CONSENTS AND APPROVALS	38
30.	WAIVER OF RIGHT TO JURY TRIAL	39
31.	BROKERS	39
32.	INTENTIONALLY DELETED	40
33.	ENTIRE AGREEMENT	40
34.	AUTHORITY	40
35.	PARKING	40
36.	SIGNAGE	41
37.	MISCELLANEOUS	41

i

INDEX OF DEFINED TERMS

Abatement Event	22
Additional Cost	B-5
Additional Notice	23
Additional Rent	9
Alterations	18
Approved Working Documents	B-3
Award	28
Bank	11
Bank’s Credit Rating Threshold	11
Bankruptcy Code	11
Base Operating Costs	7
Base Taxes	7
Broker	41
Building	5
Building Rules	40
Building Systems	16
Business Days	21
Business Hours	21
Changes	B-5
Charges	10
Claims	24
Commencement Date	5
Condemnation	28
Condemnor	28
Confidential Information	46
Construction Documents	B-2
Contract	B-3
Contractor	B-4
Controls	21
Date of Condemnation	28
Dry Lab Area	B-2
Eligibility Period	23
Encumbrance	37
Energy Disclosure Requirements	46
Engineers	B-2
Environmental Losses	17
Environmental Requirements	16
Event of Default	33
Existing Tenant	5
Expiration Date	5
Extension Notice	D-l
Extension Option	D-l
Extension Period	D-l
Extension Rent	D-2
Fair Market Base Rental	D-2

Fees	39
Final Cost Estimate	B-4
Final Construction Documents	B-3
Final Space Plan	B-2
Handled by Tenant	17
Handling by Tenant	15
Hazardous Materials	16
HVAC	16
Initial Notice	22
Interest Rate	35
Interior Common Areas	C-1
Landlord	5
Landlord Parties	18
Laws	7
L-C	11
L-C Amount	11
L-C Draw Event	12
L-C Expiration Date	11
L-C FDIC Replacement Notice	12
Mortgagee	37
Net Worth	30
OFAC	47
Offer Notice	D-3
Operator	42
Operating Costs	7
Outside Commencement Date	6
Parking Agreement	42
Parking Facility	5
Permits	B-3
Permitted Hazardous Materials	17
Permitted Transferee	30
Premises	5
Premises Delivery Date	1
Property	5
Property Manager	25
Proposed Transferee	30
Rent	10
Rent Abatement	6
Rent Abatement Period	6
Rental Tax	21
Replacement L-C	30
Representatives	17
ROFO Option	D-3
Security Deposit Laws	15
Service Charge	46
Service Failure	22

SNDA	37
Space Available Notice	5
Space Planner	B-2
Space Planning Allowance	B-3
Substantially Completed	B-4
Taxes	8
Telecommunication Provider	23
Tenant	5
Tenant Energy Use Disclosure	46
Tenant Improvements	18
Tenant Improvement Allowance	3
Tenant’s Representatives	B-4
Tenant’s Share	9
Tenant’s Taxes	21
Term	5
Trade Fixtures	20
Transfer	30
Transferee	30
Visitors	17

BASIC LEASE INFORMATION

1.	Lease Date:	For identification purposes only, the date of this Lease is November 20, 2015

2.	Landlord:	21st CENTURY TECHBANQ LLC, a California limited liability company

3.	Tenant:	ROCKLEY PHOTONICS, INC., a Delaware corporation

4.	Building Address (Article 1):	234 E. Colorado Boulevard Pasadena, CA 91101

5.	Rentable Area of Building (Article 1):	Approximately 123,110 rentable square feet

6.	Premises (Article 1):	Floor: Sixth (6th) Suite Number: 600 Rentable Area: Approximately 7,011 rentable square feet

7.	Lease Term (Article 2):	Sixty-four (64) full calendar months (plus any partial month at the beginning of the Term).

8.	Commencement Date (Article 2):	The later to occur of (i) December 1, 2015, or (ii) the date Landlord tenders possession of the Premises to Tenant (the “Premises Delivery Date,” as set forth in Section 1 of Exhibit B )

9.	Expiration Date (Article 2):	The last day of the 64th full calendar month after the Commencement Date.

10.	Base Rent (Article 3):

Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per RSF
1*	$273,429.00	$22,785.75	$3,250
2	$281,631.84	$23,469.32	$3,348
3	$290,080.80	$24,173.40	$3,448
4	$298,783.20	$24,898.60	$3,551
5	$307,746.72	$25,645.56	$3,658
6	N/A	$26,414.93	$3,768

*	Subject to Base Rent Abatement, as provided in Section 3.2 of the Lease.

11.	Additional Rent (Section 3.3):	Additional Rent shall commence on Commencement Date.

12.	Base Year (Section 3.3):	The calendar year 2016

13.	Tenant’s Share (Section 3.3):	5.6949%

14.	Letter of Credit (Article 4):	In the initial amount of $248,833.28, and subject to reduction as set forth in Article 4 of the Lease.

15.	Landlord’s Address for Payment of Rent (Section 3.4):	21st Century Techbanq Pasadena Dept. LA 24331 Pasadena, CA 91185-4311

16.	Business Hours:	7:00 a.m. - 6:00 p.m., Monday through Friday 9:00 a.m. - 1:00 p.m., Saturday

17.	Parking Ratio (Article 2):	Three (3) unreserved parking passes for every 1,000 rentable square feet of the Premises (i.e., 21 unreserved parking passes), subject to the terms of Article 35 and Exhibit E.

18.	Landlord’s Address for Notices (Article 22):

21st Century Techbanq Pasadena LLC c/o Cushman & Wakefield 234 E. Colorado Blvd., Suite 106 Pasadena, California 91101

with a copy to:

Dominika W. Hammond, Esq., 1875 Century Park East, Suite 700 Los Angeles, California 90067

19.	Tenant’s Address for Notices (Article 22):

After the Commencement Date:

The address of the Premises

And

Rockley Photonics Limited Clarendon Business Centre Belsyre Court 57 Woodstock Road Oxford 0X2 6HJ United Kingdom, Attn: Averil Finn, VP Finance and Administration

With a copy to:

Wilmer Hale Cutler Pickering Hale and Dorr LLP 60 State Street, Boston, Massachusetts 02109 Attn: Paul Jakubowski, Esquire

20.	Broker(s) (Article 3):	Cushman & Wakefield 555 S. Flower St., 44th Floor, Los Angeles, CA 90071 (representing Landlord) Redstone Commercial Real Estate 301 N. Lake Ave., Suite 810 Pasadena, CA 91101 (representing Tenant)

21.	Guarantor(s):	None

22.	Property Manager:	Cushman & Wakefield

23.	Tenant Improvement Allowance (Exhibit B):	$70,110.00 (i.e., an amount equal to $10.00 per rentable square foot of the Premises)

24.	Extension Option (Article 38):	Option to extend the Term for one (1) additional period of five (5) years, in accordance with provisions of Article 38.

25.	Right of First Offer (Article 39):	Right of first offer with respect to Suite 610, in accordance with provisions of Article 39.

Exhibits

Exhibit A	The Premises

Exhibit B	Construction Rider

Exhibit B-l	Final Space Plan

Exhibit C	Building Rules

Exhibit D	Additional Provisions Rider

Exhibit E	Parking Agreement

The Basic Lease Information set forth above is part of the Lease. If there is any conflict between any provision in the Basic Lease Information and the Lease, the Lease shall control.

LEASE AGREEMENT

This Lease Agreement (the “Lease”) is made as of the Lease Date set forth in the Basic Lease Information, by and between the Landlord identified in the Basic Lease Information (the “Landlord”), and the Tenant identified in the Basic Lease Information (the “Tenant”). Landlord and Tenant hereby agree as follows:

1. PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and subject to the conditions of this Lease, the office space and dry lab space identified in the Basic Lease Information as the Premises (the “Premises”), in the Building located at the address specified in the Basic Lease Information (the “Building”). The approximate configuration and location of the Premises is shown on Exhibit A. Landlord and Tenant agree that the rentable areas of the Premises and the Building for all purposes under this Lease shall be the Rentable Areas specified in the Basic Lease Information. The Building, together with the parcel(s) of land on which the Building is situated are collectively called the “Property”. The parking facility serving the Property is referred to as the “Parking Facility”. Such Parking Facility is owned by the City of Pasadena, California.

2.	LEASE TERM; EXISTING TENANT.

2.1 Lease Term. The term of this Lease (the “Term”) shall commence on the Commencement Date set forth in the Basic Lease Information (the “Commencement Date”) and, unless sooner terminated, shall expire on the Expiration Date set forth in the Basic Lease Information (the “Expiration Date”). When the Commencement Date has been established, Landlord and Tenant shall at the request of either party confirm the Commencement Date and Expiration Date in writing.

2.2 Existing Tenant. Tenant acknowledges that Landlord has advised Tenant that the Premises are currently occupied by another tenant (the “Existing Tenant”) and that an agreement was reached with the Existing Tenant to terminate the tenancy of the Existing Tenant as of November 30, 2015, with said agreement to be confirmed in a written instrument prior to or concurrently with the execution of this Lease. Landlord agrees to (a) not enter into any amendment or new lease or other agreement with the Existing Tenant or any other party (other than Tenant) to lease the Premises, or (b) unless otherwise approved in writing by Tenant, extend the term of the tenancy with the Existing Tenant, and (c) use commercially reasonable efforts in good faith to cause the Existing Tenant to vacate the Premises on or before November 30, 2015 (subject to Force Majeure [as defined in this Lease] and provided that in no event shall Landlord be obligated to commence or prosecute any legal action against the Existing Tenant for unlawful detainer or otherwise), and that Landlord shall not be liable for any claims, damages or liabilities if the Existing Tenant has not vacated the Premises before November 30, 2015. Landlord shall give Tenant written notice (the “Space Available Notice”) when all of the following have occurred: (x) the Existing Tenant has vacated the Premises, (y) all of the Existing Tenant’s trade fixtures, furnishings, equipment and other personal property have been removed from the Premises, and (z) the Premises are available for Landlord to deliver possession thereof to Tenant, and for Tenant to start construction of the Tenant Improvements.

Notwithstanding anything to the contrary contained herein, if for any reason the Commencement Date has not occurred by January 1, 2016 (the “Outside Commencement Date”), then Tenant shall have the right to terminate the Lease by written notice to Landlord (the “Termination Notice”) given at any time prior to the Commencement Date, in which case this Lease shall terminate on the date of such Termination Notice, as if such date were the natural expiration date of the Lease. Notwithstanding anything to the contrary contained herein. Tenant shall not have the right to terminate the Lease as set forth in the preceding sentence in the event of delays caused by acts or failure to act by Tenant or other parties (provided that such action is either required by this Lease or set forth in a notice of Landlord to Tenant, and provided further that within five (5) days of Tenant’s action or failure to act. Landlord has sent to Tenant written notice of such Tenant delay), or due to Force Majeure (as hereinafter defined) of no more than thirty (30) days.

3.	RENT.

3.1 Base Rent. Tenant agrees to pay to Landlord the Base Rent set forth in the Basic Lease Information, without prior notice or demand, on the first day of each and every calendar month during the Term, except that Base Rent for the first full calendar month in which Base Rent is payable shall be paid upon Tenant’s execution of this Lease and Base Rent for any partial month at the beginning of the Term shall be paid on the Commencement Date. Base Rent for any partial month at the beginning or end of the Term shall be prorated based on the actual number of days in the month. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

If the Basic Lease Information provides for any change in Base Rent by reference to years or months (without specifying particular dales), the change will take effect on the applicable annual or monthly anniversary of the Commencement Date (which might not be the first day of a calendar month).

3.2 Base Rent Abatement. Provided Tenant is not then in default of the Lease beyond all applicable notice and cure periods, then during the period of four (4) months from the second (2nd) through and including the fifth (5th) frill calendar months of the Lease Term (the “Rent Abatement Period”), Tenant shall not be obligated to pay Base Rent otherwise attributable to the Premises for such Base Rent Abatement Period (the “Rent Abatement”) (i.e., for a total Rent Abatement equal to $91,000.00). Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Rent and to perform the terms and conditions otherwise required under the Lease. If Tenant shall be in default under the Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, then Landlord may at its option, elect, in addition to any other remedies Landlord may have under this Lease, one or both of the following remedies: (i) that Tenant shall immediately become obligated to pay to Landlord all Base Rent abated hereunder during the Base Rent Abatement Period, or (ii) that the remaining amount of any unapplied portion of the Base Rent Abatement as of the date of such default shall be converted to a credit, and shall be applied to the Base Rent applicable to the Premises at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full.

3.3 Additional Rent: Increases in Operating Costs and Taxes.

(a) Definitions.

(1) “Base Operating Costs” means Operating Costs for the calendar year specified as the Base Year in the Basic Lease Information (excluding therefrom, however, any Operating Costs of a nature that would not ordinarily be incurred on an annual, recurring basis).

(2) “Base Taxes” means Taxes for the calendar year specified as the Base Year in the Basic Lease Information.

(3) “Operating Costs” means all costs of managing, operating, maintaining and repairing the Property, including all costs, expenditures, fees and charges for: (A) operation, maintenance and repair of the Property (including maintenance, repair and replacement of glass, the roof covering or membrane, and landscaping); (B) utilities and services (including telecommunications facilities and equipment, recycling programs and trash removal), and associated supplies and materials; (C) compensation (including employment taxes and fringe benefits) for persons who perform duties in connection with the operation, management, maintenance and repair of the Property, such compensation to be appropriately allocated for persons who also perform duties unrelated to the Property; (D) property (including coverage for earthquake and flood if carried by Landlord), liability, rental income and other insurance relating to the Property, and expenditures for deductible amounts under such insurance; (E) licenses, permits and inspections; (F) complying with the requirements of any law, statute, ordinance or governmental rule or regulation or any orders pursuant thereto (collectively, the “Laws”); (G) amortization of capital improvements made or acquired after the Base Year which are required to comply with Laws, or which are intended to reduce Operating Costs or improve the utility, efficiency or capacity of any Building System, or otherwise for the safety, comfort and convenience of tenants, or which are required to comply with present or future conservation programs required by Law, with interest on the unamortized balance at the rate paid by Landlord on funds borrowed to finance such capital improvements (or, if Landlord finances such improvements out of Landlord’s funds without borrowing, the rate that Landlord would have reasonably paid to borrow such funds, as reasonably determined by Landlord), over such useful life as Landlord shall reasonably determine; (H) an office in the Building for the management of the Property, including expenses of furnishing and equipping such office and the rental value of any space occupied for such purposes; (I) property management fees (provided, costs for the management fee that are in excess of the amount of management fee customarily paid or charged by landlords of comparable buildings in the vicinity of the Building shall not be includable in Operating Costs); (J) accounting, legal and other professional services incurred in connection with the operation of the Property and the calculation of Operating Costs and Taxes (other than such costs incurred in connection with a claim by a particular tenant of the Property); (K) a reasonable allowance for depreciation on machinery and equipment used to maintain the Property and on other personal property owned by Landlord in the Property (including window coverings and carpeting in common areas); (L) contesting the validity or applicability of any Laws that may affect the Property; (M) the Building’s share of any shared or common area maintenance costs and expenses (including costs and expenses of operating, managing, owning and maintaining the common areas of the Property and any fitness center or conference center in the Property); and (N) any other commercially reasonable cost, expenditure, fee or charge, whether or not hereinbefore described, which in accordance with generally accepted property management practices would be considered an expense of managing, operating, maintaining and repairing a property substantially similar to the Property in the vicinity of the Property. Operating Costs for any calendar year (including the Base Year) during which average occupancy of the Building is less than one hundred percent (100%) shall be calculated based upon the Operating Costs that would have been incurred if the Building had an average occupancy of one hundred percent (100%) during the entire calendar year. For purposes of this Lease, “common areas” means all the areas of the Building and the land associated therewith that are not available for lease to tenants or occupants.

Operating Costs shall not include (i) capital improvements (except as specifically enumerated above); (ii) costs of special services rendered to individual tenants (including Tenant) for which a special charge is made; (iii) ground rent, and interest and principal payments on loans or indebtedness secured by the Building; (iv) costs of tenant improvements for Tenant or other tenants or occupants of the Building; (v) costs of services or other benefits of a type which are not available to Tenant but which are available to other tenants or occupants without special charge, and costs for which Landlord is reimbursed by other tenants of the Building other than through payment of tenants’ shares of increases in Operating Costs and Taxes; (vi) leasing commissions, attorneys’ fees and other expenses incurred in connection with leasing space in the Building or enforcing such leases; (vii) depreciation or amortization, other than as specifically enumerated above; (viii) costs paid by individual tenants or occupants of the Property; (ix) costs with respect to any premises at the Property occupied by a tenant or occupant where such tenant or occupant is responsible for the payment of such cost(s); (ix) costs, fines or penalties incurred due to Landlord’s violation of any Law; (x) costs incurred by Landlord to the extent that Landlord is reimbursed by insurance proceeds or is otherwise reimbursed; (xi) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building; (xii) Landlord’s general corporate overhead and general and administrative expenses, (xiii) services exclusively provided or attributable to, and costs incurred exclusively in connection with the operation of any retail or restaurant in the Building; provided, however, that the foregoing exclusion shall not apply to the cost of insurance, compliance with Laws, licenses, permits and inspections, property management fees, and any other cost, expenditure, fee or charge incurred, arising from or attributable to the operation of the Building as a whole; and (xiv) costs arising from the gross negligence or willful misconduct of Landlord or other tenants or occupants of the Building or their respective agents, employees, licensees, vendors, contractors or providers of materials or services.

(4) “Taxes” means: all real property taxes and general, special or district assessments or other governmental impositions, of whatever kind, nature or origin, imposed on or by reason of the ownership or use of the Property; governmental charges, fees or assessments for transit or traffic mitigation (including area-wide traffic improvement assessments and transportation system management fees), housing, police, fire or other governmental service or purported benefits to the Property; personal property taxes assessed on the personal property of Landlord used in the operation of the Property; service payments in lieu of taxes and taxes and assessments of every kind and nature whatsoever levied or assessed in addition to, in lieu of or in substitution for existing or additional real or personal property taxes on the Property or the personal property described above; any increases in the foregoing caused by changed in assessed valuation, tax rate or other circumstances; and the reasonable cost of contesting by appropriate proceedings the amount or validity of any taxes, assessments or charges described above. To the extent paid by Tenant or other tenants as “Tenant’s Taxes” (as defined in Section 8 - Tenant’s Taxes), “Tenant’s Taxes” shall be excluded from Taxes.

(5) “Tenant’s Share” means the Rentable Area of the Premises divided by the total Rentable Area of the Building, as set forth in the Basic Lease Information. If the Rentable Area of the Premises is changed by Tenant’s leasing of additional space hereunder or for any other reason, Tenant’s Share shall be adjusted accordingly.

(b) Additional Rent.

(1) Tenant shall pay to Landlord as “Additional Rent” for each calendar year or portion thereof during the Term Tenant’s Share of the sum of (x) the amount (if any) by which Operating Costs for such period exceed Base Operating Costs, and (y) the amount (if any) by which Taxes for such period exceed Base Taxes.

(2) Prior to the end of the Base Year and each calendar year thereafter. Landlord shall notify Tenant of Landlord’s estimate of Operating Costs, Taxes and Tenant’s Additional Rent for the following calendar year. Commencing on the first day of January of each calendar year and continuing on the first day of every month thereafter in such year, Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated Additional Rent. If Landlord thereafter estimates that Operating Costs or Taxes for such year will vary from Landlord’s prior estimate, Landlord may, by notice to Tenant, revise the estimate for such year (and Additional Rent shall thereafter be payable based on the revised estimate).

(3) As soon as reasonably practicable after the end of the Base Year and each calendar year thereafter, Landlord shall furnish Tenant a statement with respect to such year, showing Operating Costs, Taxes and Additional Rent for the year, and the total payments made by Tenant with respect thereto. Unless Tenant raises any objections to Landlord’s statement within sixty (60) days after receipt of the same, such statement shall conclusively be deemed correct and Tenant shall have no right thereafter to dispute such statement or any item therein or the computation of Additional Rent based thereon. If Tenant does object to such statement, then Landlord shall provide Tenant with reasonable verification of the figures shown on the statement and the parties shall negotiate in good faith to resolve any disputes. Any objection of Tenant to Landlord’s statement and resolution of any dispute shall not postpone the time for payment of any amounts due Tenant or Landlord based on Landlord’s statement, nor shall any failure of Landlord to deliver Landlord’s statement in a timely manner relieve Tenant of Tenant’s obligation to pay any amounts due Landlord based on Landlord’s statement.

(4) If Tenant’s Additional Rent as finally determined for any calendar year exceeds the total payments made by Tenant on account thereof, Tenant shall pay Landlord the deficiency within ten (10) days of Tenant’s receipt of Landlord’s statement. If the total payments made by Tenant on account thereof exceed Tenant’s Additional Rent as finally determined for such year, Tenant’s excess payment shall be credited toward the rent next due from Tenant under this Lease. For any partial calendar year at the beginning or end of the Term, Additional Rent shall be prorated on the basis of a 360-day year by computing Tenant’s Share of the increases in Operating Costs and Taxes for the entire year and then prorating such amount for the number of days during such year included in the Term. The obligations of Landlord to refund any overpayment of Additional Rent and of Tenant to pay any Additional Rent not previously paid shall survive the expiration or termination of this Lease. Landlord shall pay to Tenant or Tenant shall pay to Landlord, as the case may be, within ten (10) days after Tenant’s receipt of Landlord’s final statement for the calendar year in which this Lease terminates, the difference between Tenant’s Additional Rent for that year, as finally determined by Landlord, and the total amount previously paid by Tenant on account thereof.

If for any reason Base Taxes or Taxes for any year during the Term arc reduced, refunded or otherwise changed, Tenant’s Additional Rent shall be adjusted accordingly. If Taxes are temporarily reduced as a result of space in the Building being leased to a tenant that is entitled to an exemption from property taxes or other taxes, then for purposes of determining Additional Rent for each year in which Taxes are reduced by any such exemption, Taxes for such year shall be calculated on the basis of the amount the Taxes for the year would have been in the absence of the exemption. Notwithstanding anything to the contrary in this Lease, if there is at any time a decrease in Taxes below the amount of the Taxes for the Base Year, then for purposes of calculating Additional Rent for the year in which such decrease occurs and all subsequent periods, Base Taxes shall be reduced to equal the Taxes for the year in which the decrease occurs.

(5) Landlord shall keep, in the Building manager’s office, complete books and records regarding Operating Costs and Taxes (collectively, “Charges”). All records shall be retained for at least two (2) years. Tenant shall have the right to audit such records at any time during business hours upon not less than ten (10) business days’ written notice to Landlord. If such audit reveals that Tenant’s Share of any Charges has been overstated, then Landlord shall immediately refund the overpayment, and if overstated by more than three percent (3%), Landlord shall promptly, upon demand, reimburse Tenant for the reasonable, actual out of pocket costs of such audit. Notwithstanding anything to the contrary contained herein. Landlord shall not be required to maintain books and records regarding Charges for the period prior to Landlord’s acquisition of the Building and such books and records shall not be available for Tenant’s review and audit.

3.4 Payment of Rent. All amounts payable or reimbursable by Tenant under this Lease, including late charges and interest (collectively, “Rent”), shall constitute rent and shall be payable and recoverable as rent in the manner provided in this Lease. All sums payable to Landlord on demand under the terms of this Lease shall be payable within ten (10) days after Landlord invoices Tenant therefor or makes demand of the amounts due. All Rent shall be paid without offset or deduction in lawful money of the United States of America to Landlord at Landlord’s Address for Payment of Rent as set forth in Section 15 of the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate. Notwithstanding the foregoing, at Tenant’s option, Rent may be paid by direct payment (ACH debit) from Tenant’s bank account to Landlord’s bank account (and Landlord shall provide such information to Tenant at Tenant’s request).

4.	LETTER OF CREDIT.

4.1 Delivery of Letter of Credit. Tenant shall deliver to Landlord, concurrently with Tenant’s execution of this Lease, an unconditional, clean, irrevocable letter of credit (the “L-C”) in the amount set forth in Section 4.3 below (the “L-C Amount”), which L-C shall be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a local Los Angeles office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the “Bank”), which Bank must have a short term Fitch Rating which is not less than “Fl”, and a long term Fitch Rating which is not less than “A” (or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service) (collectively, the “Bank’s Credit Rating Threshold”), and which L-C shall be in the form of Exhibit F, attached hereto. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the “L-C Expiration Date”) that is no less than forty-five (45) days after the Expiration Date of the Term, and if the L-C expires earlier than the L-C Expiration Date, Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, and (iv) permit partial draws and multiple presentations and drawings. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable; (A) such amount is due to Landlord under the terms and conditions of this Lease, and Tenant has failed to pay the same within the time periods (including applicable notice and grace periods) provided in this Lease, or (B) Tenant has filed a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (E) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date, and Tenant has not provided a replacement letter of credit prior to the date that is forty-five (45) days prior to such expiration, or (F) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (G) Tenant executes an assignment for the benefit of creditors, or (H) if (1) any of the Bank’s Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank’s Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 4 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 4.1), in the amount of the applicable L-C Amount, within twenty (20) business days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an “L-C Draw Event”). The L-C shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L-C. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L-C shall be deemed to fail to meet the requirements of this Article 4. and, within ten (10) business days following Landlord’s notice to Tenant of such receivership or conservatorship (the “L-C FDIC Replacement Notice”), Tenant shall replace such L-C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank’s Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Article 4. If Tenant fails to replace such L-C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 4.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) business day period). Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant (not to exceed $1,000.00 in the aggregate). In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, and the attorneys’ fees incurred by Landlord in connection with such determination (not to exceed $1,500.00 in the aggregate) shall be payable by Tenant to Landlord within ten (10) business days of billing.

4.2 Application of L-C. The L-C shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Term. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C upon the occurrence of any L-C Draw Event. In the event of any L-C Draw Event, Landlord may, but shall not be required to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 4.1(H) above), draw upon the L-C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained from Tenant’s breach or default of the Lease after applicable notice and cure periods or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and such L-C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.

4.3 L-C Amount: Maintenance of L-C by Tenant.

4.3.1 L-C Amount. The initial L-C Amount shall be equal to the amount set forth in Section 14 of the Basic Lease Information.

4.3.2 Reduction of L-C Amount. To the extent that Tenant is not then in default under this Lease (beyond the applicable notice and cure periods set forth in this Lease), commencing on the first anniversary of the Commencement Date and continuing on each subsequent anniversary of the Commencement Date thereafter, the L-C Amount shall be reduced by an amount equal to one-fifth ( l/5th) of the initial L-C Amount on each of the anniversary dates. For purposes of clarity, the L-C Amount shall be reduced as follows:

Date of Reduction	Amount of Reduction	Remaining L-C Amount
1st anniversary of Commencement Date	$49,766.66	$199,066.62
2nd anniversary of Commencement Date	$49,766.66	$149,299.96
3rd anniversary of Commencement Date	$49,766.66	$99,533.30
4th anniversary of Commencement Date	$49,766.66	$49,766.64
5th anniversary of Commencement Date	$49,766.64	$0.00

Tenant shall have the right to reduce the L-C Amount as set forth above via the delivery to Landlord of either (x) an amendment to the existing L-C (in form and content acceptable to Landlord in Landlord’s sole and absolute discretion) modifying the L-C Amount to the amount then required under this Article 4. or (y) an entirely new L-C (in the form and content otherwise required in this Article 4) in the total L-C Amount then required under this Article 4.

4.3.3 In General. If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within ten (10) business days after notice of such deficiency, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 4. and if Tenant fails to comply with the foregoing, the same shall be subject to the terms of this Section 4.3.3 below. Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L-C expires earlier than the L-C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than forty-five (45) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L-C Expiration Date upon the same terms as required by this Lease of the expiring L-C. However, if the L-C is not timely renewed, or if Tenant fails to maintain the L-C in the amount and in accordance with the terms set forth in this Article 4. Landlord shall have the right, after providing written notice to Tenant and Tenant’s failure to cure within ten (10) business days following Tenant’s receipt of such notice, to present the L-C to the Bank in accordance with the terms of this Article 4. and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered as a result of any breach or default by Tenant under this Lease. In the event Landlord elects to exercise its rights under the foregoing sentence (I) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L-C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

4.4 Transfer and Encumbrance. The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in or under this Lease, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability for the transferred portion of the L-C to the extent arising after such transfer, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord.

4.5 L-C Not a Security Deposit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 4 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

4.6 Non-interference By Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional and thereby afford the Bank a Justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank of any L-C to refrain from paying sight draft(s) drawn under such L-C.

4.7 Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L-C:

(a) A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under any L-C or the Bank’s honoring or payment of sight draft(s); or

(b) Any attachment, garnishment, or levy in any manner upon either the proceeds of any L-C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L-C) based on any theory whatever.

5. USE AND COMPLIANCE WITH LAWS.

5.1 Use. The Premises shall be used and occupied for general business office purposes and as a dry lab, and for no other use or purpose. Tenant shall comply with all present and future Laws relating to Tenant’s use or occupancy of the Premises (and make any repairs, alterations or improvements to the Premises as required to comply with all such Laws), and shall observe the “Building Rules” (as defined in Section 27 - Rules and Regulations), provided, however, in no event shall Tenant be required to make any repairs, alterations, or improvements to the Building or the Building’s systems. Notwithstanding anything to the contrary contained in this Lease, in the event Tenant’s electrical requirements are such that they would necessitate full or partial replacement, upgrades, or any additional work to the electrical system serving the Building, whether located in or outside of the Premises and whether or not serving the Premises, all such work shall be completed at Tenant’s sole cost and expense. Tenant shall not do, bring, keep or sell anything in or about the Premises that is prohibited by, or that will cause a cancellation of or an increase in the existing premium for, any insurance policy covering the Property or any part thereof. Tenant shall not permit the Premises to be occupied or used in any manner that will constitute waste or a nuisance, or disturb the quiet enjoyment of or otherwise annoy other tenants in the Building. Without limiting the foregoing, the Premises shall not be used for educational activities, practice of medicine or any of the healing arts, providing social services, for any governmental use (including embassy or consulate use), or for personnel agency, customer service office, studios for radio, television or other media, travel agency or reservation center operations or uses. Tenant shall not, without the prior consent of Landlord (such consent not to be unreasonably withheld, conditioned, or delayed), (i) bring into the Building or the Premises anything that may cause substantial noise, odor or vibration, overload the floors in the Premises or the Building or any of the heating, ventilating and air-conditioning (“HVAC”), mechanical, elevator, plumbing, electrical, fire protection, life safety, security or other systems in the Building (“Building Systems”), or jeopardize the structural integrity of the Building or any part thereof; (ii) connect to the utility systems of the Building any apparatus, machinery or other equipment other than typical low power task lighting or office equipment; or (iii) connect to any electrical circuit in the Premises any equipment or other load with aggregate electrical power requirements in excess of 80% of the rated connected load capacity of the circuit. Tenant’s use of electricity shall never exceed the safe capacity of the feeders to the Property or the risers or wiring installation of the Building.

5.2 Hazardous Materials.

(a) Definitions.

(1) “Hazardous Materials” shall mean any substance: (A) that now or in the future is regulated or governed by, requires investigation or remediation under, or is defined as a hazardous waste, hazardous substance, pollutant or contaminant under any governmental statute, code, ordinance, regulation, rule or order, and any amendment thereto, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seg., or (B) that is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, dangerous or otherwise hazardous, including gasoline, diesel fuel, petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, radon and urea formaldehyde foam insulation.

(2) “Environmental Requirements” shall mean all present and future Laws, orders, permits, licenses, approvals, authorizations and other requirements of any kind applicable to Hazardous Materials.

(3) “Handled by Tenant” and “Handling by Tenant” shall mean and refer to any installation, handling, generation, storage, use, disposal, discharge, release, abatement, removal, transportation, or any other activity of any type by Tenant or its agents, employees, contractors, licensees, assignees, sublessees, transferees or representatives (collectively, “Representatives”) or its guests, customers, invitees, or visitors (collectively, “Visitors”) at or about the Premises in connection with or involving Hazardous Materials.

(4) “Environmental Losses” shall mean all costs and expenses of any kind, damages, including foreseeable and consequential damages, fines and penalties incurred in connection with any violation of and compliance with Environmental Requirements and all losses of any kind attributable to the diminution of value, loss of use or adverse effects on marketability or use of any portion of the Premises or Property.

(b) Tenant’s Covenants. No Hazardous Materials shall be Handled by Tenant at or about the Premises or Property without Landlord’s prior written consent, which consent may be granted, denied, or conditioned upon compliance with Landlord’s requirements, all in Landlord’s absolute discretion. Notwithstanding the foregoing, normal quantities and use of those Hazardous Materials customarily used in the conduct of general office activities, such as copier fluids and cleaning supplies (“Permitted Hazardous Materials”), may be used and stored at the Premises without Landlord’s prior written consent, provided that Tenant’s activities at or about the Premises and Property and the Handling by Tenant of all Hazardous Materials shall comply at all times with all Environmental Requirements. At the expiration or termination of the Lease, Tenant shall promptly remove from the Premises and Property all Hazardous Materials Handled by Tenant at the Premises or the Property. Tenant shall keep Landlord fully and promptly informed of all Handling by Tenant of Hazardous Materials other than Permitted Hazardous Materials. Tenant shall be responsible and liable for the compliance with all of the provisions of this Section by all of Tenant’s Representatives and Visitors, and all of Tenant’s obligations under this Section (including its indemnification obligations under paragraph (e) below) shall survive the expiration or termination of this Lease.

(c) Compliance. Tenant shall at Tenant’s expense promptly take all actions required by any governmental agency or entity in connection with or as a result of the Handling by Tenant of Hazardous Materials at or about the Premises or Property, including inspection and testing, performing all cleanup, removal and remediation work required with respect to those Hazardous Materials, complying with all closure requirements and post-closure monitoring, and filing all required reports or plans. All of the foregoing work and all Handling by Tenant of all Hazardous Materials shall be performed in a good, safe and workmanlike manner by consultants qualified and licensed to undertake such work and in a manner that will not interfere with any other tenant’s quiet enjoyment of the Property or Landlord’s use, operation, leasing and sale of the Property. Tenant shall deliver to Landlord prior to delivery to any governmental agency, or promptly after receipt from any such agency, copies of all permits, manifests, closure or remedial action plans, notices, and all other documents relating to the Handling by Tenant of Hazardous Materials at or about the Premises or Property. If any lien attaches to the Premises or the Property in connection with or as a result of the Handling by Tenant of Hazardous Materials, and Tenant does not cause the same to be released, by payment, bonding or otherwise, within ten (10) days after the attachment thereof. Landlord shall have the right but not the obligation to cause the same to be released and any sums expended by Landlord (plus Landlord’s administrative costs) in connection therewith shall be payable by Tenant on demand.

(d) Landlord’s Rights. Landlord shall have the right, but not the obligation, to enter the Premises at any reasonable time after reasonable prior notice to Tenant (which may be given by telephone) (i) to confirm Tenant’s compliance with the provisions of this Section 5.2. and (ii) to perform Tenant’s obligations under this Section if Tenant has failed to do so after reasonable notice to Tenant. Landlord shall also have the right to engage qualified Hazardous Materials consultants to inspect the Premises and review the Handling by Tenant of Hazardous Materials, including review of all permits, reports, plans, and other documents regarding same. Tenant shall pay to Landlord on demand the costs of Landlord’s consultants’ fees and all costs incurred by Landlord in performing Tenant’s obligations under this Section. Landlord shall use reasonable efforts to minimize any interference with Tenant’s business caused by Landlord’s entry into the Premises, but Landlord shall not be responsible for any interference caused thereby (unless caused by Landlord’s gross negligence or willful misconduct).

(e) Tenant’s Indemnification. The term Landlord Parties (“Landlord Parties”) refers singularly and collectively to Landlord and the shareholders, partners, venturers, and members of Landlord, and the respective officers, directors, employees, managers, owners and any affiliates or agents of such entities and persons. Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from all Environmental Losses and all other claims, actions, losses, damages, liabilities, costs and expenses of every kind, including reasonable attorneys’, experts’ and consultants’ fees and costs, incurred at any time and arising from or in connection with the Handling by Tenant of Hazardous Materials at or about the Property or Tenant’s failure to comply in full with all Environmental Requirements with respect to the Premises.

6. TENANT IMPROVEMENTS AND ALTERATIONS.

6.1 Landlord and Tenant shall perform their respective obligations with respect to design and construction of any improvements to be constructed and installed in the Premises (the “Tenant Improvements”), as provided in the Construction Rider. Except for any Tenant Improvements to be constructed by Tenant as provided in the Construction Rider, Tenant shall not make any alterations, improvements or changes to the Premises, including installation of any security system or telephone or data communication wiring, (“Alterations”), without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. Any such Alterations shall be completed by Tenant at Tenant’s sole cost and expense: (i) with due diligence, in a good and workmanlike manner, using new materials; (ii) in compliance with plans and specifications approved by Landlord; (iii) in compliance with the construction rules and regulations promulgated by Landlord from time to time; and (iv) in accordance with all applicable Laws (including all work, whether structural or non-structural, inside or outside the Premises, required to comply fully with all applicable Laws and necessitated by Tenant’s work); and (v) subject to all reasonable conditions which Landlord may in Landlord’s discretion impose. Such conditions may include requirements for Tenant to: (i) provide payment or performance bonds or additional insurance (from Tenant or Tenant’s contractors, subcontractors or design professionals); (ii) use contractors or subcontractors designated by Landlord; and (iii) remove all or part of the Alterations prior to or upon expiration or termination of the Term, as designated by Landlord. If any work outside the Premises, or any work on or adjustment to any of the Building Systems, is required in connection with or as a result of Tenant’s work, such work shall be performed at Tenant’s expense by contractors designated by Landlord. Landlord’s right to review and approve (or withhold approval of) Tenant’s plans, drawings, specifications, contractor(s) and other aspects of construction work proposed by Tenant is intended solely to protect Landlord, the Property and Landlord’s interests. No approval or consent by Landlord shall be deemed or construed to be a representation or warranty by Landlord as to the adequacy, sufficiency, fitness or suitability thereof or compliance thereof with applicable Laws or other requirements. Except as otherwise provided in Landlord’s consent, all Alterations shall upon installation become part of the realty and be the property of Landlord. Notwithstanding anything to the contrary contained herein, Landlord’s consent shall not be required for, nor may Landlord impose conditions on, either cosmetic Alterations or any Alterations not requiring a building permit to be performed by Tenant in the Premises, which do not affect the Building (other than the interior of the Premises), and the cost of which does not exceed Ten Thousand Dollars ($10,000) in the aggregate; provided, however, that Tenant shall provide written notice to Landlord of same no later than ten (10) business days prior to commencing the Alterations described in this sentence.

6.2 Before making any Alterations requiring Landlord’s consent. Tenant shall submit to Landlord for Landlord’s prior approval reasonably detailed final plans and specifications prepared by a licensed architect or engineer, a copy of the construction contract, including the name of the contractor and all subcontractors proposed by Tenant to make the Alterations and a copy of the contractor’s license and contractor’s liability insurance policy with coverage limits the same as those required of Tenant under this Lease. Before commencement of any Alterations Tenant shall (i) obtain all applicable permits, authorizations and governmental approvals and deliver copies of the same to Landlord, and (ii) give Landlord at least ten (10) days prior written notice and shall cooperate with Landlord in posting and maintaining notices of non-responsibility in connection with the Alterations. Within thirty (30) days following the completion of any Alterations, Tenant shall deliver to Landlord “as built” plans showing the completed Alterations.

6.3 In connection with all Tenant Improvements and Alterations, Landlord shall be entitled to a construction coordination fee equal to two percent (2%) of the construction costs thereof.

6.4 Tenant shall keep the Premises and the Property free and clear of all liens arising out of any work performed, materials furnished or obligations incurred by Tenant. If any such lien attaches to the Premises or the Property, and Tenant does not cause the same to be released by payment, bonding or otherwise within ten (10) days after the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released, and any sums expended by Landlord (plus Landlord’s administrative costs) in connection therewith shall be payable by Tenant on demand with interest thereon from the date of expenditure by Landlord at the Interest Rate (as defined in Section 16.2 - Interest).

6.5 Subject to the provisions of Section 5 - Use and Compliance with Laws and the other provisions of this Section 6. Tenant may install and maintain furnishings, equipment, movable partitions, business equipment and other trade fixtures (“Trade Fixtures”) in the Premises, provided that the Trade Fixtures do not become an integral part of the Premises or the Building. Tenant shall promptly repair any damage to the Premises or the Building caused by any installation or removal of such Trade Fixtures.

7. MAINTENANCE AND REPAIRS.

7.1 By taking possession of the Premises Tenant agrees that the Premises are then in a good and tenantable condition. Tenant at Tenant’s expense, shall repair and maintain the Premises, including the interior walls, floor coverings, ceiling (ceiling tiles and grid), Tenant Improvements, Alterations, fire extinguishers, Tenant’s supplemental HVAC units (if any), and any appliances (including dishwashers, hot water heaters and garbage disposers) in the Premises, in a first class condition, and keep the Premises in a clean, safe and orderly condition.

7.2 Landlord shall maintain or cause to be maintained in reasonably good order, condition and repair, the structural portions of the roof, foundations, floors and exterior walls of the Building, the Building Systems (including, but not limited to the Building HVAC system), and the public and common areas of the Property, such as elevators, stairs, corridors and restrooms; provided, however, that Tenant shall pay the cost of repairs for any damage occasioned by Tenant’s use of the Premises or the Property or any act or omission of Tenant or Tenant’s Representatives or Visitors. Landlord shall be under no obligation to inspect the Premises. Tenant shall promptly report in writing to Landlord any defective condition known to Tenant which Landlord is required to repair. As a material part of the consideration for this Lease, Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code Sections 1932(1), 1941 and 1942, that allows a tenant to make repairs at its landlord’s expense.

7.3 Landlord hereby reserves the right, at any time and from time to time, without liability to Tenant, and without constituting an eviction, constructive or otherwise, or entitling Tenant to any abatement of rent or to terminate this Lease or otherwise releasing Tenant from any of Tenant’s obligations under this Lease (but provided that Landlord shall not unreasonably interfere with the operation of Tenant’s business in the Premises, except in the event of an emergency):

(a) To make alterations, additions, repairs, improvements to or in or to decrease the size of area of, all or any part of the Building, the land associated therewith (including land not owned by Landlord but used in connection with the Building, such as an electrical vault in a public street, the fixtures and equipment therein and thereon, and including the Building Systems);

(b) To change the Building’s name or street address;

(c) To install and maintain any and all signs on the exterior and interior of the Building;

(d) To reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the common areas and other tenancies and premises in the Property and to create additional rentable areas through use or enclosure of common areas; and

(e) If any governmental authority promulgates or revises any Law or imposes mandatory or voluntary controls or guidelines on Landlord or the Property relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions or reduction or management of traffic or parking on the Property (collectively ‘’Controls”), to comply with such Controls, whether mandatory or voluntary, or make any alterations to the Property related thereto.

8. TENANT’S TAXES. “Tenant’s Taxes” shall mean (a) all taxes, assessments, license fees and other governmental charges or impositions levied or assessed against or with respect to Tenant’s personal property or Trade Fixtures in the Premises, whether any such imposition is levied directly against Tenant or levied against Landlord or the Property, (b) all rental, excise, sales or transaction privilege taxes arising out of this Lease (excluding, however, state and federal personal or corporate income taxes measured by the income of Landlord from all sources) imposed by any taxing authority upon Landlord or upon Landlord’s receipt of any rent payable by Tenant pursuant to the terms of this Lease (“Rental Tax”), and (c) any increase in Taxes attributable to inclusion of a value placed on Tenant’s personal property, Trade Fixtures or Alterations. Tenant shall pay any Rental Tax to Landlord in addition to and at the same time as Base Rent is payable under this Lease, and shall pay all other Tenant’s Taxes before delinquency (and, at Landlord’s request, shall furnish Landlord satisfactory evidence thereof). If Landlord pays Tenant’s Taxes or any portion thereof, Tenant shall reimburse Landlord upon demand for the amount of such payment, together with interest at the Interest Rate from the date of Landlord’s payment to the date of Tenant’s reimbursement.

9. UTILITIES AND SERVICES.

9.1 Description of Services. During the Term Landlord shall furnish to the Premises for ordinary office use and occupancy: reasonable amounts of heat, ventilation and air-conditioning during the Business Hours specified in the Basic Lease Information (“Business Hours”) on weekdays except public holidays (“Business Days”); janitorial services on Business Days, provided that such janitorial services shall be limited to no more than five (5) days per week; and reasonable amounts of electricity for building standard lighting and use of office equipment requiring only 120 volt standard outlet power. Landlord shall also provide the Building with normal fluorescent tube replacement for building standard fixtures, washing of perimeter windows, elevator service, and common area toilet room cleaning and supplies.

9.2 Payment for Additional Utilities and Services.

(a) Upon request by Tenant in accordance with the procedures established by Landlord from time to time for furnishing heating, ventilation and air conditioning service at times other than Business Hours on Business Days, Landlord shall furnish such service to Tenant and Tenant shall pay for such services on an hourly basis at the then prevailing rate established for the Building by Landlord. As of the date of this Lease, said rate is equal to $75.00 per hour per floor, subject to increases from time to time as determined in Landlord’s sole and absolute discretion.

(b) If the temperature otherwise maintained in any portion of the Premises by the HVAC systems of the Building is affected as a result of (i) any lights, machines or equipment used by Tenant in the Premises, or (ii) the occupancy of the Premises by more than one person per 125 square feet of rentable area, then Tenant shall, at its sole cost and expense and promptly upon written notice from Landlord, install in the Premises any machinery or equipment reasonably necessary to restore the temperature, including modifications to the standard air-conditioning equipment and/or installation of supplemental air-conditioning equipment. The cost of any such equipment and modifications, including the cost of installation and any additional cost of operation and maintenance of the same, shall be paid by Tenant. If Tenant has not commenced the work set forth in this Section 9.2(b) within thirty (30) days from Landlord’s notice. Landlord shall have the right to perform any such work on behalf of and for the account of Tenant, subject to reimbursement of the cost thereof by Tenant within thirty (30) days from Landlord’s demand therefor.

(c) If Tenant’s usage of electricity, water or any other utility service exceeds the use of such utility Landlord reasonably determines to be typical, normal and customary for the Building, Landlord may determine the amount of such excess use by any reasonable means (including the installation at Landlord’s request, but at Tenant’s expense, of a separate meter or other measuring device) and charge Tenant for the cost of such excess usage. Examples of excess electrical usage include, but are not limited to, material consumption of electricity outside Building Hours, or consumption of extraordinary amounts of electricity at any time, such as for the operation of a server, for dedicated HVAC equipment for the Premises, or for other equipment requiring power in excess of standard 120 volt outlet power. Landlord acknowledges and agrees that the foregoing shall not apply to usage of electricity in Tenant’s dry lab area, which will be separately metered. In addition, Landlord may impose a reasonable charge for the use of any additional or unusual janitorial services required by Tenant because of any unusual Tenant Improvements or Alterations, the carelessness of Tenant or the nature of Tenant’s business (including hours of operation).

9.3 Interruption of Services. In the event of an interruption in or failure or inability to provide any services or utilities to the Premises or Building for any reason (a “Service Failure”), such Service Failure shall not, regardless of its duration, impose upon Landlord any liability whatsoever, constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease. Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code Section 1932(1), permitting the termination of this Lease due to such interruption, failure or inability. Notwithstanding the foregoing, in the event of any interruption of services to the Premises for more than five (5) consecutive days, resulting from any repair, maintenance or alteration by Landlord, or which Landlord failed to perform (an “Abatement Event”), which substantially interferes with Tenant’s use of the Premises, Tenant shall give Landlord notice (the “Initial Notice”), specifying such Abatement Event. If Landlord has not cured such Abatement Event within three (3) business days after the receipt of the Initial Notice (the “Eligibility Period”), Tenant may deliver an additional notice to Landlord (the “Additional Notice”), specifying such Abatement Event and Tenant’s intention to abate the payment of Rent under this Lease. If Landlord does not cure such Abatement Event within three (3) business days of receipt of the Additional Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date three (3) business days after the Initial Notice to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises. Notwithstanding anything to the contrary provided herein, Tenant’s Rent obligations under the Lease shall not be abated in the event of an interruption of services for the Premises resulting from acts or failure to act by Tenant or other parties, or by any other cause beyond Landlord’s reasonable control.

9.4 Sole Electrical Representative. Landlord shall maintain exclusive control over and be the sole representative with respect to reception, utilization and distribution of electric power, regardless of point or means of origin, use or generation. Tenant shall not have the right to contract directly with any provider of electrical power or services.

9.5 Telecommunications. Tenant shall have the right to contract directly with telecommunications and media service providers (each a “Telecommunications Provider”) of Tenant’s choice, subject to the provisions of this Section 9.5 and other provisions of this Lease. Upon request from Tenant, Landlord agrees to deliver to Tenant a list of Telecommunication Providers then serving the Building. If Tenant desires to (a) obtain service from or enter into a contract with any Telecommunication Provider which at the time of Tenant’s request does not serve the Building, or (b) obtain services which will require installation of new equipment by a Telecommunication Provider then serving the Building, then prior to providing service, any such Telecommunication Provider must enter into a written agreement with Landlord, acceptable to Landlord in Landlord’s reasonable discretion, setting forth the terms and conditions of the access to be granted to any such Telecommunication Provider. Landlord shall not be obligated to incur any expense, liability or costs in connection with any Telecommunication Provider proposed by Tenant. All installations made by Telecommunication Providers shall be subject to Landlord’s prior written approval and shall be made in accordance with the provisions of Article 6 of this Lease.

9.6 Conservation and Environment. From time to time, Landlord may elect, or may be required by law, to engage in efforts to conserve resources (such as power and water) or to engage in traffic mitigation programs. Such efforts may adversely affect Tenant’s use of the Premises, but Tenant shall not have any right to terminate or modify its obligations under this Lease as a result of such efforts. Tenant shall exercise objectively reasonable efforts to cooperate with Landlord in instituting and maintaining such conservation or traffic mitigation programs, provided that, unless such programs are required by law, such programs do not materially interfere with the operation of Tenant’s business in the Premises.

10. EXCULPATION AND INDEMNIFICATION.

10.1 Landlord’s Indemnification of Tenant. Landlord shall indemnify, protect, defend and hold Tenant harmless from and against any claims, actions, liabilities, damages, costs or expenses, including reasonable consultants’, expert witnesses’ and attorneys’ fees and costs incurred in defending against the same (“Claims”) asserted by any third party against Tenant for loss, injury or damage, to the extent such loss, injury or damage is caused by the willful misconduct or negligent acts or omissions of Landlord or its authorized representatives.

10.2 Tenant’s Indemnification of Landlord. Tenant shall indemnify, protect, defend and hold the Landlord Parties harmless from and against Claims arising from (a) the negligent or intentional acts or omissions of Tenant or Tenant’s Representatives or Visitors in or about the Property, or (b) any construction or other work or maintenance undertaken by Tenant on the Premises or elsewhere in the Property (including any design defects), or (c) any breach or default under this Lease by Tenant, or (d) any loss, injury or damage, howsoever and by whomsoever caused, to any person or property, arising out of or relating to Tenant’s occupancy or operation, and occurring in or about the Premises or elsewhere in the Property, excepting only Claims described in this clause (d) to the extent they are caused by the willful misconduct or negligent acts or omissions of Landlord or its authorized representatives.

10.3 Damage to Tenant and Tenant’s Property. The Landlord Parties shall not be liable to Tenant for any loss, injury or other damage to Tenant or to Tenant’s property in or about the Premises or the Property from any cause (including defects in the Property or in any equipment in the Property; fire, explosion or other casualty; bursting, rupture, leakage or overflow of any plumbing or other pipes or lines, sprinklers, tanks, drains, drinking fountains or washstands in, above, or about the Premises or the Property; or acts of other tenants in the Property). Tenant hereby waives all claims against Landlord Parties for any such loss, injury or damage and the cost and expense of defending against claims relating thereto, including any loss, injury or damage caused by Landlord’s negligence (active or passive) or willful misconduct. Notwithstanding any other provision of this Lease to the contrary (other than such provisions in the Lease specifically providing for Tenant’s liability for such types of damages), nothing in this Lease shall impose any obligations on Tenant or Landlord to be responsible or liable for punitive or consequential damages or damages for loss of business.

10.4 Survival. The obligations of the parties under this Article 10 shall survive the expiration or termination of this Lease.

11. INSURANCE.

11.1 Tenant’s Insurance.

(a) Liability Insurance. Tenant shall at all times following complete execution of this Lease maintain in full force, commercial general liability insurance providing coverage on an occurrence form basis with limits of not less than Two Million Dollars ($2,000,000.00) each occurrence for bodily injury and property damage combined, Two Million Dollars ($2,000,000.00) annual general aggregate, and Two Million Dollars ($2,000,000.00) products and completed operations annual aggregate. Tenant’s liability insurance policy or policies shall: (i) include premises and operations liability coverage, products and completed operations liability coverage, broad form property damage coverage including completed operations, blanket contractual liability coverage including, to the maximum extent possible, coverage for the indemnification obligations of Tenant under this Lease, and personal and advertising injury coverage; (ii) provide that the insurance company has the duty to defend all named and additional insureds under the policy; (iii) provide that defense costs are paid in addition to and do not deplete any of the policy limits; (iv) cover liabilities arising out of or incurred in connection with Tenant’s use or occupancy of the Premises or the Property; (v) extend coverage to cover liability for the actions of Tenant’s Representatives and Visitors; and (vi) either designate separate limits for the Property acceptable to Landlord, or provide that the entire insured limits are available for occurrences relating to the Property. Each policy of liability insurance required by this Section shall: (i) contain a separation of insureds clause or otherwise provide cross-liability coverage; (ii) provide that any waiver of subrogation rights or release prior to a loss does not void coverage; (iii) provide that it is primary insurance; (iv) name as additional insureds the Landlord Parties, the Property Manager identified in the Basic Lease Information or any successor thereof (the “Property Manager”), all Mortgagees (as defined in Section 20.2 of this Lease) and such other parties in interest as Landlord may reasonably designate to Tenant in writing; and (v) provide that any failure to comply with the reporting provisions under the policies shall not affect coverage provided such additional insureds. Such additional insureds shall be provided at least the same extent of coverage as is provided to Tenant under such policies. All endorsements effecting such additional insured status shall be at least as broad as additional insured endorsement form number CG 20 11 01 96 promulgated by the Insurance Services Office.

(b) Property Insurance. Tenant shall at all times (including any construction or installation periods, whether or not included in the Term) maintain in effect with respect to any Alterations and Tenant’s Trade Fixtures and personal property, commercial property insurance providing coverage, on an “all risk” or “special form” basis, in an amount equal to at least 100% of the full replacement cost of the covered property. Tenant may carry such insurance under a blanket policy, provided that such policy provides coverage equivalent to a separate policy. During the Term, the proceeds from any such policies of insurance shall be used for the repair or replacement of the Alterations, Trade Fixtures and personal property so insured. The Landlord Parties shall be provided coverage under such insurance to the extent of their insurable interest and, if requested by Landlord, both Landlord and Tenant shall sign all documents reasonably necessary or proper in connection with the settlement of any claim or loss under such insurance. Landlord will have no obligation to carry insurance on any Alterations or on Tenant’s Trade Fixtures or personal property.

(c) Requirements For All Policies. Each policy of insurance required under this Section 11.1 shall: (i) be in a form, and written by an insurer, reasonably acceptable to Landlord, (ii) be maintained at Tenant’s sole cost and expense, and (iii) require at least thirty (30) days’ written notice to Landlord prior to any cancellation, nonrenewal or modification of insurance coverage. Insurance companies issuing such policies shall have rating classifications of “A” or better and financial size category ratings of “VIII” or better according to the latest edition of the A.M. Best Key Rating Guide. All insurance companies issuing such policies shall be admitted carriers licensed to do business in the state where the Property is located. Any deductible amount under such insurance shall not exceed $5,000. Tenant shall provide to Landlord, upon request, evidence that the insurance required to be carried by Tenant pursuant to this Section 11.1, including any endorsement effecting the additional insured status, is in full force and effect and that premiums therefor have been paid.

(d) Updating Coverage. Tenant shall increase the amounts of insurance as required by any Mortgagee, and, not more frequently than once every three (3) years, as recommended by Landlord’s insurance broker, if, in the commercially reasonable opinion of either of them, the amount of insurance then required under this Lease is not adequate. Any limits set forth in this Lease on the amount or type of coverage required by Tenant’s insurance shall not limit the liability of Tenant under this Lease.

(e) Certificates of Insurance. Prior to any entry into or occupancy of the Premises by Tenant, and not less than thirty (30) days prior to expiration of any policy thereafter, Tenant shall furnish to Landlord a certificate of insurance reflecting that the insurance required by this Section is in force, accompanied by an endorsement showing the required additional insureds satisfactory to Landlord in substance and form. Notwithstanding the requirements of this paragraph, Tenant shall at Landlord’s request provide to Landlord a certified copy of each insurance policy required to be in force at any time pursuant to the requirements of this Lease or its Exhibits.

11.2 Landlord’s Insurance. During the Term, to the extent such coverages are available at a commercially reasonable cost, Landlord shall maintain in effect insurance on the Building with responsible insurers, on an “all risk” or “special form” basis, insuring the Building and the Tenant Improvements in an amount equal to at least 90% of the replacement cost thereof, excluding land, foundations, footings and underground installations. Landlord may, but shall not be obligated to, carry insurance against additional perils, such as earthquakes, and/or in greater amounts.

11.3 Mutual Waiver of Right of Recovery & Waiver of Subrogation. Landlord and Tenant each hereby waive any right of recovery against each other and their respective partners, managers, members, shareholders, officers, directors and authorized representatives for any loss or damage that is covered by any policy of property insurance maintained by either party (or required by this Lease to be maintained) with respect to the Premises or the Property or any operation therein, regardless of cause, including negligence (active or passive) of the party benefiting from the waiver. If any such policy of insurance relating to this Lease or to the Premises or the Property does not permit the foregoing waiver or if the coverage under any such policy would be invalidated as a result of such waiver, the party maintaining such policy shall obtain from the insurer under such policy a waiver of all right of recovery by way of subrogation against either party in connection with any claim, loss or damage covered by such policy.

12. DAMAGE OR DESTRUCTION.

12.1 Landlord’s Duty to Repair.

(a) If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Property from fire or other casualty during the Terra, then, unless either party is entitled to and elects to terminate this Lease pursuant to Sections 12.2 – Landlord’s Right to Terminate and 12.3 – Tenant’s Right to Terminate, Landlord shall, at its expense, use reasonable efforts to repair and restore the Premises and/or the Property, as the case may be, to substantially their former condition to the extent permitted by then applicable Laws; provided, however, so long as Landlord has maintained the insurance required by this Lease, in no event shall Landlord have any obligation for repair or restoration beyond the extent of insurance proceeds received by Landlord for such repair or restoration, or for any of Tenant’s personal property, Trade Fixtures or Alterations.

(b) If Landlord is required or elects to repair damage to the Premises and/or the Property, this Lease shall continue in effect, but Tenant’s Base Rent and Additional Rent shall be abated with regard to any portion of the Premises that Tenant is prevented from using by reason of such damage or its repair from the date of the casualty until substantial completion of Landlord’s repair of the affected portion of the Premises as required under this Lease. In no event shall Landlord be liable to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty or by reason of any repairs to any part of the Property necessitated by such casualty.

12.2 Landlord’s Right to Terminate. Landlord may elect to terminate this Lease following damage by fire or other casualty under the following circumstances:

(a) If, in the reasonable judgment of Landlord, the Premises and the Property cannot be substantially repaired and restored under applicable Laws within one (1) year from the date of the casualty;

(b) If, in the reasonable judgment of Landlord, adequate proceeds are not, for any reason, made available to Landlord from Landlord’s insurance policies (and/or from Landlord’s funds made available for such purpose, at Landlord’s sole option) to make the required repairs;

(c) If the Building is damaged or destroyed to the extent that, in the reasonable judgment of Landlord, the cost to repair and restore the Building would exceed twenty percent (20%) of the full replacement cost of the Building, whether or not the Premises are at all damaged or destroyed; or

(d) If the fire or other casualty occurs during the last year of the Term or if upon completion of repair and restoration, there would be less than one (1) year remaining in the Term.

If any of the circumstances described in subparagraphs (a), (b), (c) or (d) of this Section 12.2 occur or arise, Landlord shall give Tenant notice within one hundred and twenty (120) days after the date of the casualty, specifying whether Landlord elects to terminate this Lease as provided above and, if not, Landlord’s estimate of the lime required to complete Landlord’s repair obligations under this Lease.

12.3 Tenant’s Right to Terminate. If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Property from fire or other casualty, and Landlord does not elect to terminate as provided above, then Tenant may elect to terminate this Lease if Landlord’s estimate of the time required to complete Landlord’s repair obligations under this Lease is greater than one (1) year, in which event Tenant may elect to terminate this Lease by giving Landlord notice of such election to terminate within thirty (30) days after Landlord’s notice to Tenant pursuant to Section 12.2 – Landlord’s Right to Terminate.

12.4 Waiver. Landlord and Tenant each hereby waive the provisions of California Civil Code Sections 1932(2), 1933(4) and any other applicable existing or future Law permitting the termination of a lease agreement in the event of damage or destruction under any circumstances other than as provided in Sections 12.2 - Landlord’s Right to Terminate and 12.3 - Tenant’s Right to Terminate.

13. CONDEMNATION.

13.1 Definitions.

(a) “Award” shall mean all compensation, sums, or anything of value awarded, paid or received on a total or partial Condemnation.

(b) “Condemnation” shall mean (i) a permanent taking (or a temporary taking for a period extending beyond the end of the Term) pursuant to the exercise of the power of condemnation or eminent domain by any public or quasi-public authority, private corporation or individual having such power (“Condemnor”), whether by legal proceedings or otherwise, or (ii) a voluntary sale or transfer by Landlord to any such authority, either under threat of condemnation or while legal proceedings for condemnation are pending.

(c) “Date of Condemnation” shall mean the earlier of the date that title to the property taken is vested in the Condemnor or the date the Condemnor has the right to possession of the property being condemned.

13.2 Effect on Lease.

(a) If the Premises are totally taken by Condemnation, this Lease shall terminate as of the Date of Condemnation. If a portion but not all of the Premises is taken by Condemnation, this Lease shall remain in effect; provided, however, that if the portion of the Premises remaining after the Condemnation will be unsuitable for Tenant’s continued use, then upon notice to Landlord within thirty (30) days after Landlord notifies Tenant of the Condemnation, Tenant may terminate this Lease effective as of the Date of Condemnation.

(b) If fifteen percent (15%) or more of the Property or of the parcel{s) of land on which the Building is situated or of the Parking Facility or of the floor area in the Building is taken by Condemnation, or if as a result of any Condemnation the Building is no longer reasonably suitable for use as an office building, whether or not any portion of the Premises is taken, Landlord or Tenant may elect to terminate this Lease, effective as of the Date of Condemnation, by notice to Tenant within thirty (30) days after the Date of Condemnation.

(c) If all or a portion of the Premises is temporarily taken by a Condemnor for a period not extending beyond the end of the Term, this Lease shall remain in full force and effect.

13.3 Restoration. If this Lease is not terminated as provided in Section 13.2 - Effect on Lease, Landlord, at its expense, shall diligently proceed to repair and restore the Premises to substantially its former condition (to the extent permitted by then applicable Laws) and/or repair and restore the Building to an architecturally complete office building; provided, however, that Landlord’s obligations to so repair and restore shall be limited to the amount of any Award received by Landlord and not required to be paid to any Mortgagee (as defined in Section 20.2 below). In no event shall Landlord have any obligation to repair or replace any improvements in the Premises beyond the amount of any Award received by Landlord for such repair or to repair or replace any of Tenant’s personal property, Trade Fixtures, or Alterations.

13.4 Abatement and Reduction of Rent. If any portion of the Premises is taken in a Condemnation or is rendered permanently untenantable by repairs necessitated by the Condemnation, and this Lease is not terminated, the Base Rent and Additional Rent payable under this Lease shall be proportionally reduced as of the Date of Condemnation based upon the percentage of rentable square feet in the Premises so taken or rendered permanently untenantable. In addition, if this Lease remains in effect following a Condemnation and Landlord proceeds to repair and restore the Premises, the Base Rent and Additional Rent payable under this Lease shall be abated during the period of such repair or restoration to the extent such repairs prevent Tenant’s use of the Premises.

13.5 Awards. Any Award made shall be paid to Landlord, and Tenant hereby assigns to Landlord, and waives all interest in or claim to, any such Award, including any claim for the value of the unexpired Term; provided, however, that Tenant shall be entitled to receive, or to prosecute a separate claim for, an Award for a temporary taking of the Premises or a portion thereof by a Condemnor where this Lease is not terminated (to the extent such Award relates to the unexpired Term), or an Award or portion thereof separately designated for relocation expenses or the interruption of or damage to Tenant’s business or as compensation for Tenant’s personal property. Trade Fixtures or Alterations, provided that in no event will any Award to Tenant reduce any Award to which Landlord would otherwise be entitled.

13.6 Waiver. Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future Law allowing either party to petition for a termination of this Lease upon a partial taking of the Premises anchor the Property.

14. ASSIGNMENT AND SUBLETTING.

14.1 Landlord’s Consent Required. Tenant shall not assign this Lease or any interest therein, or sublet or license or permit the use or occupancy of the Premises or any part thereof by or for the benefit of anyone other than Tenant, or in any other manner transfer all or any part of Tenant’s interest under this Lease (each and all a “Transfer”), without the prior written consent of Landlord, which consent (subject to the other provisions of this Article 14) shall not be unreasonably withheld. Except as set forth herein, if Tenant is a business entity, any direct or indirect transfer of fifty percent (50%) or more of the ownership interest of the entity (whether in a single transaction or in the aggregate through more than one transaction), including a merger or consolidation, shall be deemed a Transfer. Notwithstanding any provision in this Lease to the contrary, Tenant shall not mortgage, pledge, hypothecate or otherwise encumber this Lease or all or any part of Tenant’s interest under this Lease. Any assignee, subtenant, user or other transferee under any proposed Transfer is herein called a “Proposed Transferee”. Any approved or permitted assignee, subtenant, user or other transferee is herein called a “Transferee”.

14.1.1 Notwithstanding the above, Tenant may, without Landlord’s prior written consent, but upon notice to Landlord, sublet all or any portion of the Premises or assign Tenant’s interest in this Lease to: (a) a subsidiary, affiliate, parent or other entity to Tenant which controls, is controlled by, or is under common control with, Tenant; (b) a successor entity to Tenant resulting from merger, consolidation, non-bankruptcy reorganization, or government action; or (c) a purchaser of all or any significant portion of Tenant’s assets (any of such parties a “Permitted Transferee”), provided that (a) Tenant notifies Landlord of any such Transfer at least ten (10) business days prior to such Transfer, (b) Tenant promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer and the Permitted Transferee, which Landlord shall maintain in confidence to the extent such information is not otherwise available to the public, except for disclosures thereof as required by law, or as necessary to Landlord’s counsel, accountants, lenders and advisers in connection with the operation and management of the Project and the analysis of the Transfer, (c) such Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease, (d) such Permitted Transferee shall at all times (i) be and remain throughout the Term a duly organized and validly existing entity, organized under the laws of any of the fifty (50) States of the United States of America, and operating and licensed to do business and maintaining a principal place of business in the State of California, and (ii) have tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles consistently applied (the

“Net Worth”) at least equal to the Net Worth of Tenant immediately prior to such assignment or sublease, or sufficient credit that Landlord would enter into a direct lease with such Permitted Transferee, and (e) such Permitted Transferee shall deliver to Landlord, concurrently with the delivery of notice of Transfer but in no event later than the effective date of the Transfer, a new L- C (the “Replacement L-C”) in an amount equal to one hundred and fifty percent (150%) of the then-applicable L-C Amount set forth in Section 4.3 of this Lease. Except with respect to the L-C Amount, Replacement L-C shall comply in all respects with the terms and conditions of Article 4 - Letter of Credit. Upon the delivery by Permitted Transferee of the Replacement L-C as set forth in this Section 14.1.1 and acceptance thereof by Landlord, Replacement L-C shall be substituted in place of the L-C provided by Tenant in accordance with Article 4 of this Lease and Landlord shall return to Tenant the L-C held by Landlord as of the date thereof. Transfers of beneficial interests in Tenant shall not constitute “assignments” under this Lease.

14.2 Reasonable Consent.

(a) Except with respect to a Permitted Transferee, at least forty-five (45) days prior to any proposed Transfer, Tenant shall submit in writing to Landlord (i) the name and legal composition of the Proposed Transferee; (ii) the nature of the business proposed to be carried on in the Premises; (iii) a current balance sheet, and income and cash flow statements for the last two years and such other reasonable financial and other information concerning the Proposed Transferee as Landlord may request; and (iv) a copy of the proposed assignment, sublease or other agreement governing the proposed Transfer. Within fifteen (15) business days after Landlord receives all such information it shall notify Tenant whether it approves or disapproves such Transfer or if it elects to proceed under Section 14.7 – Landlord’s Right to Space.

(b) Tenant acknowledges and agrees that, among other circumstances for which Landlord could reasonably withhold consent to a proposed Transfer, it shall be reasonable for Landlord to withhold consent where (i) the Proposed Transferee does not intend itself to occupy the entire portion of the Premises assigned or sublet, (ii) Landlord reasonably disapproves of the Proposed Transferee’s business operating ability or history, reputation or creditworthiness or the character of the business to be conducted by the Proposed Transferee at the Premises, (iii) the Proposed Transferee is a governmental agency or unit or an existing tenant or an affiliate of an existing tenant in the Building, (iv) the proposed Transfer would violate any “exclusive” rights of any tenants in the Building, (v) Landlord or Landlord’s agent has shown space in the Building to the Proposed Transferee or responded to any inquiries from the Proposed Transferee or the Proposed Transferee’s agent concerning availability of space in the Building, at any time within the preceding nine months, (vi) a proposed Transfer would violate any Encumbrance, (vii) any Mortgagee objects to the proposed Transfer, or (viii) Landlord otherwise reasonably determines that the proposed Transfer would have the effect of decreasing the value of the Property or increasing the expenses associated with operating, maintaining and repairing the Property. In no event may Tenant publicly offer or advertise all or any portion of the Premises for assignment or sublease at a rental less than that then sought by Landlord for a direct lease (non-sublease) of comparable space in the Building.

14.3 Excess Consideration. If Landlord consents to the Transfer, Tenant shall pay to Landlord as additional rent, within ten (10) days after receipt by Tenant, fifty percent (50%) of any consideration actually paid by any Transferee for the Transfer, including the fair market value of any assignment of this Lease, whether or not there has been a specific allocation thereto, in connection with a bulk transfer of assets or a stock transfer, merger, consolidation, or other securities transaction or entity level transaction and including, in the case of a sublease, the excess of the rent and other consideration payable by the subtenant over the amount of Base Rent and Additional Rent payable hereunder applicable to the subleased space.

14.4 No Release Of Tenant. No consent by Landlord to any Transfer shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether occurring before or after such consent, assignment, subletting or other Transfer. Each Transferee shall be jointly and severally liable with Tenant (and Tenant shall be jointly and severally liable with each Transferee) for the payment of rent (or, in the case of a sublease, rent in the amount set forth in the sublease) and for the performance of all other terms and provisions of this Lease. The consent by Landlord to any Transfer shall not relieve Tenant or any such Transferee from the obligation to obtain Landlord’s express prior written consent to any subsequent Transfer by Tenant or any Transferee. The acceptance of rent by Landlord from any other person (whether or not such person is an occupant of the Premises) shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.

14.5 Expenses and Attorneys, Fees. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay to Landlord on demand all costs and expenses (including reasonable attorneys’ fees, not to exceed $2,000 per request) incurred by Landlord in connection with reviewing or consenting to any proposed Transfer (including any request for consent to, or any waiver of Landlord’s rights in connection with, any security interest in any of Tenant’s property at the Premises).

14.6 Effectiveness of Transfer. Prior to the date on which any permitted Transfer (whether or not requiring Landlord’s consent) becomes effective. Tenant shall deliver to Landlord a counterpart of the fully executed Transfer document and Landlord’s standard form of Consent to Assignment or Consent to Sublease executed by Tenant and the Transferee in which each of Tenant and the Transferee confirms its obligations pursuant to this Lease. Failure or refusal of a Transferee to execute any such instrument shall not release or discharge the Transferee from liability as provided herein. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases.

14.7 Landlord’s Right to Space. Notwithstanding any of the above provisions of this Section to the contrary, if Tenant notifies Landlord that it desires to enter into a Transfer, Landlord, in lieu of consenting to such Transfer, may elect (a) in the case of an assignment or a sublease of the entire Premises, to terminate this Lease, or (b) in the case of a sublease of less than the entire Premises, to terminate this Lease as it relates to the space proposed to be subleased by Tenant. In such event, this Lease will terminate (or the space proposed to be subleased will be removed from the Premises subject to this Lease and the Base Rent and Tenant’s Share under this Lease shall be proportionately reduced) on the date the Transfer was proposed to be effective, specified in Tenant’s notice to Landlord regarding the proposed Transfer, and Landlord may lease such space to any party, including the prospective Transferee identified by Tenant. The terms of this Section 14.7 shall not apply to a Transfer to a Permitted Transferee.

14.8 Assignment of Sublease Rents. Tenant hereby absolutely and irrevocably assigns to Landlord any and all rights to receive rent and other consideration from any sublease and agrees that Landlord, as assignee or as attorney-in-fact for Tenant for purposes hereof, or a receiver for Tenant appointed on Landlord’s application may (but shall not be obligated to) collect such rents and other consideration and apply the same toward Tenant’s obligations to Landlord under this Lease; provided, however, that Landlord grants to Tenant at all times prior to occurrence of any breach or default by Tenant a revocable license to collect such rents (which license shall automatically and without notice be and be deemed to have been revoked and terminated immediately upon any Event of Default).

15. DEFAULT AND REMEDIES.

15.1 Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

(a) Tenant fails to make any payment of Rent when due, or any amount required to replenish the security deposit as provided in Section 4 above, if payment in full is not received by Landlord within three (3) days after written notice that it is due. If Landlord accepts any past due Rent, such acceptance shall not be a waiver of any other prior breach by Tenant under this Lease, other than the failure of Tenant to pay the particular past due Rent which Landlord has accepted.

(b) Tenant abandons the Premises.

(c) Tenant fails timely to deliver any subordination document, estoppel certificate or financial statement requested by Landlord within the applicable time period specified in Sections 20 - Encumbrances - and 2i - Estoppel Certificates and Financial Statements - below.

(d) Tenant violates the restrictions on Transfer set forth in Section 14 - Assignment and Subletting.

(e) Tenant ceases doing business as a going concern; makes an assignment for the benefit of creditors; is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of a petition) seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights; all or substantially all of Tenant’s assets are subject to judicial seizure or attachment and are not released within 30 days, or Tenant consents to or acquiesces in the appointment of a trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets.

(f) Tenant fails, within ninety (90) days after the commencement of any proceedings against Tenant seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights, to have such proceedings dismissed, or Tenant fails, within ninety (90) days after an appointment, without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated.

(g) Tenant fails to perform or comply with any provision of this Lease other than those described in (a) through (f) above, and does not fully cure such failure within twenty (20) days after notice to Tenant or, if such failure cannot be cured within such twenty (20)-day period, Tenant fails within such twenty (20)-day period to commence, and thereafter diligently proceed with, all actions necessary to cure such failure as soon as reasonably possible but in all events within ninety (90) days of such notice; provided, however, that if Landlord in Landlord’s reasonable judgment determines that such failure cannot or will not be cured by Tenant within such ninety (90) days, then such failure shall constitute an Event of Default immediately upon such notice to Tenant.

15.2 Remedies. Upon the occurrence of an Event of Default, Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

(a) Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including re-entry into the Premises, efforts to relet the Premises, reletting of the Premises for Tenant’s account, storage of Tenant’s personal property and Trade Fixtures, acceptance of keys to the Premises from Tenant or exercise of any other rights and remedies under this Section, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises. Upon such termination in writing of Tenant’s right to possession of the Premises, as herein provided, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 and any other applicable existing or future Law providing for recovery of damages for such breach, including the worth at the time of award of the amount by which the rent which would be payable by Tenant hereunder for the remainder of the Term after the date of the award of damages, including Additional Rent as reasonably estimated by Landlord, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%).

(b) Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).

(c) Landlord may cure the Event of Default at Tenant’s expense. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant.

(d) Landlord may remove all Tenant’s property from the Premises, and such property may be stored by Landlord in a public warehouse or elsewhere at the sole cost and for the account of Tenant. If Landlord does not elect to store any or all of Tenant’s property left in the Premises, Landlord may consider such property to be abandoned by Tenant, and Landlord may thereupon dispose of such property in any manner deemed appropriate by Landlord. Any proceeds realized by Landlord on the disposal of any such property shall be applied first to offset all expenses of storage and sale, then credited against Tenant’s outstanding obligations to Landlord under this Lease, and any balance remaining after satisfaction of all obligations of Tenant under this Lease shall be delivered to Tenant.

16. LATE CHARGE AND INTEREST.

16.1 Late Charge. If any payment of Rent is not received by Landlord when due, Tenant shall pay to Landlord on demand as a late charge an additional amount equal to five percent (5%) of the overdue payment. A late charge shall not be imposed more than once on any particular installment not paid when due, but imposition of a late charge on any payment not made when due does not eliminate or supersede late charges imposed on other (prior) payments not made when due or preclude imposition of a late charge on other installments or payments not made when due.

16.2 Interest. In addition to the late charges referred to above, which are intended to defray Landlord’s costs resulting from late payments, any payment from Tenant to Landlord not paid when due shall at Landlord’s option bear interest from the date due until paid to Landlord by Tenant at the rate of ten percent (10%) per annum or the maximum lawful rate that Landlord may charge to Tenant under applicable laws, whichever is less (the “Interest Rate”). Acceptance of any late charge and/or interest shall not constitute a waiver of Tenant’s default with respect to the overdue sum or prevent Landlord from exercising any of its other rights and remedies under this Lease.

17. WAIVER. No provisions of this Lease shall be deemed waived by Landlord unless such waiver is in a writing signed by Landlord. The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of such provision or of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant shall impair such right or remedy or be construed as a waiver. Landlord’s acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant’s recurrent failure to timely pay rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any check or payment or in any letter or document accompanying any check or payment shall be deemed an accord and satisfaction. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

18. ENTRY, INSPECTION AND CLOSURE. Upon reasonable oral or written notice to Tenant (and without notice in emergencies), Landlord and its authorized representatives may enter the Premises at all reasonable times to: (a) determine whether the Premises are in good condition, (b) determine whether Tenant is complying with its obligations under this Lease, (c)

perform any maintenance or repair of the Premises or the Building that Landlord has the right or obligation to perform, (d) install or repair improvements for other tenants where access to the Premises is required for such installation or repair, (e) serve, post or keep posted any notices required or allowed under the provisions of this Lease, (f) show the Premises to prospective brokers, agents, buyers, transferees, Mortgagees or, during the last twelve (12) months to the Term, tenants, or (g) do any other act or thing necessary for the safety or preservation of the Premises or the Building. When reasonably necessary, Landlord may temporarily close entrances, doors, corridors, elevators or other facilities in the Building without liability to Tenant by reason of such closure. Landlord shall use commercially reasonable efforts to conduct its activities under this Section in a manner that will minimize inconvenience to Tenant without incurring additional expense to Landlord. In no event shall Tenant be entitled to an abatement of rent on account of any entry by Landlord, and Landlord shall not be liable in any manner for any inconvenience, loss of business or other damage to Tenant or other persons arising out of Landlord’s entry on the Premises in accordance with this Section. No action by Landlord pursuant to this paragraph shall constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease.

19. SURRENDER AND HOLDING OVER.

19.1 Surrender. Upon the expiration or termination of this Lease, Tenant shall surrender the Premises and all Tenant Improvements and Alterations to Landlord broom-clean and in their original condition, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations; provided, however, that prior to the expiration or termination of this Lease Tenant shall, at Landlord’s request, remove all telephone and other cabling installed in the Building by Tenant and remove from the Premises all Tenant’s personal property and any Trade Fixtures and all Alterations that Landlord has elected to require Tenant to remove as provided in Section 6.1 - Tenant Improvements & Alterations, and repair any damage caused by such removal. If such removal is not completed before the expiration or termination of the Term, Landlord shall have the right (but no obligation) to remove the same, and Tenant shall pay Landlord on demand for all costs of removal and storage thereof and for the rental value of the Premises for the period from the end of the Term through the end of the time reasonably required for such removal. Landlord shall also have the right to retain or dispose of all or any portion of such property if Tenant does not pay all such costs and retrieve the property within ten (10) days after notice from Landlord (in which event title to all such property described in Landlord’s notice shall be transferred to and vest in Landlord). Tenant waives all Claims against Landlord for any damage or loss to Tenant resulting from Landlord’s removal, storage, retention, or disposition of any such property. Upon expiration or termination of this Lease or of Tenant’s possession, whichever is earliest. Tenant shall surrender all keys to the Premises or any other part of the Building and shall deliver to Landlord all keys for or make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.

19.2 Holding Over. If Tenant (directly or through any Transferee or other successor-in- interest of Tenant) remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s continued possession while holding over after the expiration of termination of this Lease shall be on the basis of a (7) day periodic tenancy, terminable by Landlord or Tenant at any time upon seven (7) days written notice. In all events, so long as Tenant remains in possession of the Premises and has not surrendered possession of the Premises to Landlord, Tenant shall continue to comply with or perform all the terms and obligations of Tenant under this Lease, except that the Base Rent for each seven (7) day holdover period shall be one fourth (l/4th) of one hundred fifty percent (150%) of the monthly Base Rent payable in the last full month prior to the termination hereof, provided however, that such rent may be changed by Landlord upon seven (7) days’ notice to Tenant. Acceptance by Landlord of rent after such termination shall not constitute a renewal or extension of this Lease other than on the terms set forth above; and nothing contained in this provision shall be deemed to waive Landlord’s right of re-entry or any other right hereunder or at law. Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims arising or resulting directly or indirectly from Tenant’s failure to timely surrender the Premises, including (i) any rent payable by or any loss, cost, or damages claimed by any prospective tenant of the Premises, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises by reason of such failure to timely surrender the Premises.

20. ENCUMBRANCES.

20.1 Subordination. This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Property or any interest of Landlord therein which is now existing or hereafter executed or recorded (“Encumbrance”); provided, however, that such subordination shall only be effective, as to future Encumbrances, if the holder of the Encumbrance agrees in writing that this Lease shall survive the termination of the Encumbrance by lapse of time, foreclosure or otherwise so long as Tenant is not in default under this Lease, and, in connection with any such future Encumbrance, Landlord shall deliver to Tenant a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”) from such holder; provided, however, that Tenant shall, promptly upon demand, pay all costs, fees and expenses associated with such SNDA, including but not limited to review and revision fees of the holder of such Encumbrance. Provided the conditions of the preceding sentence are satisfied. Tenant shall execute and deliver to Landlord, within ten (10) days after written request therefor by Landlord and in a form reasonably requested by Landlord, and the holder of any Encumbrance, any additional documents evidencing the subordination of this Lease with respect to any such Encumbrance and the nondisturbance agreement of the holder of any such Encumbrance, which documents may include customary commercially reasonable terms, such as the agreement of Tenant to provide such holder notice and opportunity to cure any Landlord default under the Lease (including the opportunity to take possession of the Property as provided in the Encumbrance). If the interest of Landlord in the Property is transferred pursuant to or in lieu of proceedings for enforcement of any Encumbrance (including, without limitation, any judicial foreclosure or foreclosure by a power of sale in a deed of trust), Tenant shall, at the request of the new owner, immediately attorn to, and become the tenant of, the new owner, and this Lease shall continue in full force and effect as a direct lease between the transferee and Tenant on the terms and conditions set forth in this Lease and, at such new owner’s request, shall execute a new lease confirming the lease terms of this Lease. In furtherance of the foregoing, any such successor to the Landlord shall not be liable for any offsets, defenses, claims, counterclaims, liabilities or obligations of the “landlord” under the Lease accruing prior to the date that such new owner exercises its rights pursuant to the preceding sentence.

20.2 Mortgagee Protection. Tenant agrees to give any holder of any Encumbrance covering any part of the Property (“Mortgagee”), by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Mortgagee. If Landlord shall have failed to cure such default within thirty (30) days from the effective date of such notice of default, then the Mortgagee shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including the time necessary to foreclose or otherwise terminate its Encumbrance, if necessary to effect such cure), and this Lease shall not be terminated so long as such remedies are being diligently pursued.

21. ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS.

21.1 Estoppel Certificates. Within ten (10) days after written request therefor, Tenant shall execute and deliver to Landlord, in a form provided by or satisfactory to Landlord, a certificate stating that this Lease is in full force and effect, describing this Lease and any amendments or modifications hereto, acknowledging that this Lease is subordinate or prior, as the case may be, to any Encumbrance and stating any other information Landlord may reasonably request, including the commencement and expiration dates of the Term, the monthly Base Rent, the date to which Rent has been paid, the amount of any security deposit or prepaid rent, whether either party hereto is in default under the terms of the Lease, and whether Landlord has completed its construction obligations hereunder (if any) and whether Tenant has accepted the Premises. Tenant irrevocably constitutes, appoints and authorizes Landlord as Tenant’s special attorney-in- fact for such purpose to complete, execute and deliver such certificate if Tenant fails timely to execute and deliver such certificate as provided above. Any person or entity purchasing, acquiring an interest in or extending financing with respect to the Property shall be entitled to rely upon any such certificate. If Tenant fails to deliver such certificate within ten (10) days after Landlord’s second written request therefor, Tenant shall be liable to Landlord for any damages incurred by Landlord including any profits or other benefits from any financing of the Property or any interest therein which are lost or made unavailable as a result, directly or indirectly, of Tenant’s failure or refusal to timely execute or deliver such estoppel certificate.

21.2 Financial Statements. Within ten (10) days after written request therefor, but not more than once a year. Tenant shall deliver to Landlord a copy of the financial statements (including at least a year end balance sheet, a statement of profit and loss, and a statement of cash flows) of Tenant (and of each guarantor of Tenant’s obligations under this Lease) for each of the three most recently completed years, prepared in accordance with generally accepted accounting principles (and, if such is Tenant’s normal practice, audited by an independent certified public accountant), all then available subsequent interim statements, and such other financial information as may reasonably be requested by Landlord or required by any Mortgagee. Landlord shall maintain the confidentiality of such financial statements, and shall use all commercially reasonable efforts to obtain Mortgagee’s agreement to maintain the confidentiality thereof; provided, however, that Landlord shall not be prohibited from providing such financial statements to Mortgagee if so required by Mortgagee, even if Mortgagee has not agreed to maintain the confidentiality thereof.

22. NOTICES. Any notice, demand, request, consent or approval that either party desires or is required to give to the other party under this Lease shall be in writing and shall be served personally, delivered by messenger or courier service, or sent by U.S. certified mail, return receipt requested, postage prepaid, addressed to the other party at the party’s address for notices set forth in the Basic Lease Information. Any notice required pursuant to any Laws may be incorporated into, given concurrently with or given separately from any notice required under this Lease. Notices shall be deemed to have been given and be effective on the earlier of (a) receipt (or refusal of delivery or receipt); or (b) one (1) day after acceptance by the independent service for delivery, if sent by independent messenger or courier service, or three (3) days after mailing if sent by mail in accordance with this Section. Either party may change its address for notices hereunder, effective fifteen (15) days after notice to the other party complying with this Section. If Tenant sublets the Premises, notices from Landlord shall be effective on the subtenant when given to Tenant pursuant to this Section.

23. ATTORNEYS’ FEES. In the event of any dispute between Landlord and Tenant in any way related to this Lease, and whether involving contract and/or tort claims, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including any appeal and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment (collectively, “Fees”). The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues. Any Fees incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment. The Fees shall be deemed an “actual pecuniary loss” within the meaning of Bankruptcy Code Section 365(b)(1)(B), and notwithstanding the foregoing, all Fees incurred by either party in any bankruptcy case filed by or against the other party, from and after the order for relief until this Lease is rejected or assumed in such bankruptcy case, will be “obligations of the debtor” as that phrase is used in Bankruptcy Code Section 365(d)(3).

24. QUIET POSSESSION. Subject to Tenant’s full and timely performance of all of Tenant’s obligations under this Lease and subject to the terms of this Lease, including Section 20 - Encumbrances, Tenant shall have the quiet possession of the Premises throughout the Term as against any persons or entities lawfully claiming by, through or under Landlord.

25. SECURITY MEASURES. Landlord may, but shall be under no obligation to, implement security measures for the Property, such as the registration or search of all persons entering or leaving the Building, requiring identification for access to the Building, evacuation of the Building for cause, suspected cause, or for drill purposes, the issuance of magnetic pass cards or keys for Building or elevator access and other actions that Landlord deems necessary or appropriate to prevent any threat of property loss or damage, bodily injury or business interruption; provided, however, that such measures shall be implemented in a way as not to materially inconvenience tenants of the Building unreasonably. If Landlord uses an access card system, Landlord may require Tenant to pay Landlord a deposit for each after-hours Building access card issued to Tenant. Tenant shall be responsible for any loss, theft or breakage of any such cards, which must be returned by Tenant to Landlord upon expiration or earlier termination of the Lease. Landlord may retain the deposit for any card not so returned. Landlord shall at all times have the right to change, alter or reduce any such security services or measures. Tenant shall cooperate and comply with, and cause Tenant’s Representatives and Visitors to cooperate and comply with, such security measures. Landlord, its agents and employees shall have no liability to Tenant or its Representatives or Visitors for the implementation or exercise of, or the failure to implement or exercise, any such security measures or for any resulting disturbance of Tenant’s use or enjoyment of the Premises.

26. FORCE MAJEURE. If either party hereto is delayed, interrupted or prevented from performing any of its obligations under this Lease, including its obligations under the Construction Rider (if any), and such delay, interruption or prevention is due to fire, act of God, governmental act or failure to act, terrorist act, labor dispute, unavailability of labor or materials or any other cause outside the reasonable control of either such party, then the time for performance of the affected obligations of either such party shall be extended for a period equivalent to the period of such delay, interruption or prevention.

27. RULES AND REGULATIONS. Tenant shall be bound by and shall comply with the rules and regulations attached to and made a part of this Lease as Exhibit C to the extent those rules and regulations are not in conflict with the terms of this Lease, as well as any reasonable rules and regulations hereafter adopted by Landlord for all tenants of the Building, upon notice to Tenant thereof (collectively, the “Building Rules”). Landlord shall not be responsible to Tenant or to any other person for any violation of, or failure to observe, the Building Rules by any other tenant or other person.

28. LANDLORD’S LIABILITY. The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Building at the time in question. In the event of any conveyance of title to the Building, then from and after the date of such conveyance, the transferor Landlord shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance. Notwithstanding any other term or provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord’s interest in the Building as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against Landlord’s partners or members or its or their respective partners, shareholders, members, directors, officers or managers on account of any of Landlord’s obligations or actions under this Lease.

29. CONSENTS AND APPROVALS.

29.1 Determination in Good Faith. Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, Landlord may exercise its good faith business judgment in granting or withholding such consent or approval or in making such judgment or determination without reference to any extrinsic standard of reasonableness, unless the specific provision contained in this Lease providing for such consent, approval, judgment or determination specifies that Landlord’s consent or approval is not to be unreasonably withheld, or that such judgment or determination is to be reasonable, or otherwise specifies the standards under which Landlord may withhold its consent. If it is determined that Landlord failed to give its consent where it was required to do so under this Lease, Tenant shall be entitled to injunctive relief but shall not to be entitled to monetary damages or to terminate this Lease for such failure.

29.2 No Liability Imposed on Landlord. The review and/or approval by Landlord of any item or matter to be reviewed or approved by Landlord under the terms of this Lease or any Exhibits or Addenda hereto shall not impose upon Landlord any liability for the accuracy or sufficiency of any such item or matter or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Property, and no third parties, including Tenant or the Representatives and Visitors of Tenant or any person or entity claiming by, through or under Tenant, shall have any rights as a consequence thereof.

30. WAIVER OF RIGHT TO JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, IN THE INTEREST OF SAVING TIME AND EXPENSE, LANDLORD AND TENANT WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CONTRACT OR TORT CLAIM, COUNTERCLAIM. CROSS-COMPLAINT, OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING, OR HEARING BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY OF THE PREMISES, INCLUDING ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAW, STATUTE, REGULATION, CODE, OR ORDINANCE. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

31. BROKERS. Landlord shall pay the fee or commission of the broker or brokers identified in the Basic Lease Information (the “Broker”) in accordance with Landlord’s separate written agreement with the Broker, if any. Tenant warrants and represents to Landlord that in the negotiating or making of this Lease neither Tenant nor anyone acting on Tenant’s behalf has dealt with any broker or finder who might be entitled to a fee or commission for this Lease other than the Broker. Tenant shall indemnify and hold Landlord harmless from any claim or claims, including costs, expenses and attorney’s fees incurred by Landlord asserted by any other broker or finder for a fee or commission based upon any dealings with or statements made by Tenant or Tenant’s Representatives.

32. INTENTIONALLY DELETED.

33. ENTIRE AGREEMENT. This Lease, including the Exhibits and any Addenda attached hereto, and the documents referred to herein, if any, constitute the entire agreement between Landlord and Tenant with respect to the leasing of space by Tenant in the Building, and supersede all prior or contemporaneous agreements, understandings, proposals and other representations by or between Landlord and Tenant, whether written or oral, all of which are merged herein. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Property or this Lease except as expressly set forth herein, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. The submission of this Lease for examination does not constitute an option for the Premises and this Lease shall become effective as a binding agreement only upon execution and delivery thereof by Landlord to Tenant.

34. AUTHORITY. If Tenant is a corporation, partnership, limited liability company or other form of business entity, each of the persons executing this Lease on behalf of Tenant warrants and represents that Tenant is and shall remain throughout the Term a duly organized and validly existing entity, that Tenant has full right and authority to enter into this Lease and that the persons signing on behalf of Tenant are authorized to do so and have the power to bind Tenant to this Lease. Tenant shall provide Landlord upon request with evidence reasonably satisfactory to Landlord confirming the foregoing representations.

35. PARKING. The Parking Facility is owned by the City of Pasadena, California and is operated on the City’s behalf by an operator (the “Operator”). Under the terms of this Lease, Tenant shall have the right to contract with the Operator for the use of the number of parking spaces in the Parking Facility as described in the Basic Lease Information, at the rates charged by the Operator. Tenant must contact the Operator to make arrangements for such parking. Obtaining the right to use the above spaces shall constitute the satisfaction of any obligation of Landlord to provide parking spaces to Tenant, regardless of the term of the Parking Agreement (defined below) with the Operator, or the rates or any other terms of such Parking Agreement.

Tenant shall be entitled to parking pursuant to the terms of the Easement and Parking Agreement dated March 31, 2000 (“Parking Agreement”), between the Pasadena Community Development Commission and YTC Properties (USA) Inc., with a joinder by Marengo Investment Group, L.L.C. A copy of the Parking Agreement is attached as Exhibit E to this Lease, and Tenant shall comply with the provisions of the Parking Agreement.

Tenant, if it has employees, shall provide in its employee manual that an employee’s unauthorized use or abuse of the validation system described in Paragraph 7 of the Parking Agreement, shall be grounds for termination of employment, and upon request by Landlord, Tenant shall provide a copy of the relevant portions of its employee manual evidencing its compliance with this paragraph. Landlord does not currently operate such a parking validation program and has no plans to do so in the future, but reserves the right to do so at its discretion.

Tenant covenants for itself and its successors and assigns, and all persons claiming under or through it, and this Lease is made and accepted under and subject to the following conditions: That there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, religion, sex, marital status, national origin, or ancestry, in the leasing, subleasing, transferring, use, occupancy, tenure, or enjoyment of the land herein leased nor shall the Tenant itself, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use, or occupancy, of tenants, lessees, sublessee, subtenants, or vendees in the land herein leased.

For purposes of the foregoing, “land” shall include the “Premises”.

36. SIGNAGE. Tenant shall have the right, at Tenant’s sole cost and expense, to install and maintain signage identifying Tenant located near the entrance to the Premises, on a plaque located in the ground floor lobby of the Building, and on the directory board in the ground floor lobby. Tenant’s identifying signage shall be provided by Landlord, at Tenant’s sole cost and expense, and such signage shall be comparable to that used by Landlord for other tenants in the Building and shall comply with Landlord’s then-current Building standard signage program. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole cost and expense of Tenant. Tenant may not install any signs on the exterior or roof of the Property or the common areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole and absolute discretion.

37. MISCELLANEOUS.

37.1 Modifications and Amendments. This Lease may not be amended or modified except by a writing signed by Landlord and Tenant.

37.2 Binding Effect. Subject to Section 14 - Assignment and Subletting and Section 28 - Landlord’s Liability, this Lease shall be binding on and shall inure to the benefit of the parties and their respective successors, assigns and legal representatives.

37.3 Partial Invalidity. The determination that any provisions hereof may be void, invalid, illegal or unenforceable shall not impair any other provisions hereof and all such other provisions of this Lease shall remain in frill force and effect. The unenforceability, invalidity or illegality of any provision of this Lease under particular circumstances shall not render unenforceable, invalid or illegal other provisions of this Lease, or the same provisions under other circumstances.

37.4 Governing Law. This Lease shall be construed and interpreted in accordance with the laws (excluding conflict of laws principles) of the State of California.

37.5 References; Captions. The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party, even if such party drafted the provision in question. When required by the context of this Lease, the singular includes the plural. Wherever the term “including” is used in this Lease, it shall be interpreted as meaning “including, but not limited to” the matter or matters thereafter enumerated. The captions contained in this Lease are for purposes of convenience only and are not to be used to interpret or construe this Lease. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

37.6 Liability Joint and Several. If more than one person or entity is identified as Tenant hereunder, the obligations of each and all of them under this Lease shall be joint and several.

37.7 Time of Essence. Time is of the essence with respect to this Lease in which time of performance is a factor, except as to the conditions relating to the delivery of possession of the Premises to Tenant.

37.8 Prohibition Against Recording and Publication. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded or otherwise published by Tenant or by anyone acting through, under or on behalf of Tenant.

37.9 No Light, Air or View Easement. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Property and/or the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

37.10 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Property or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.

37.11 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

37.12 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

37.13 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

37.14 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord, in either case, which is not set forth herein or in one or more of the Exhibits attached hereto.

37.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Property as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Property. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Term of the Lease, occupy any space in the Building or Property.

37.16 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

37.17 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

37.18 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

37.19 Confidentiality and Non-Disclosure. Tenant acknowledges that the content of this Lease and any related documents are confidential and Tenant hereby agrees that Tenant and Tenant’s officers, directors and shareholders shall hold in confidence and not directly or indirectly disclose, reveal, report, publish or transfer any of the Confidential Information (as defined below) to any person or entity not associated with Tenant, not a director, officer, or shareholder of Tenant or not an accountant or attorney or space planning consultant of Tenant, or utilize any of the Confidential Information for any purpose, except as approved in writing in advance by Landlord or as required by law, except that Tenant may disclose the Confidential Information if required by a court of competent jurisdiction; provided, however, that Tenant shall provide immediate notice of such request to Landlord and shall use reasonable efforts to resist disclosure, until an appropriate protective order may be sought, or a waiver of compliance with the provisions of this Lease granted. If, in the absence of a protective order or the receipt of a waiver under this Lease, Tenant is nonetheless, in the written opinion of its counsel, legally required to disclose any Confidential Information, then, in such event, Tenant may disclose such information without liability under this Lease, provided that Landlord has been given a reasonable opportunity to review the text of such disclosure before it is made and that the disclosure is limited to only the Confidential Information specifically required to be disclosed. For purposes of this Section 37.19, the term “Confidential Information” shall mean (i) the terms and conditions of this Lease other than the fact of the lease of the Premises hereunder, (ii) all negotiations and discussions between Landlord and Tenant in furtherance of, related to or in connection with this Lease and (iii) all correspondence, notes, materials, reports or other documents relating to this Lease or any discussions or negotiations conducted in connection with this Lease. Notwithstanding the foregoing, Confidential Information shall not include information which is or becomes generally available to the public.

37.20 California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Property, the Building and the Premises have not undergone inspection by a Certified Access Specialist (CASp).

37.21 Energy Disclosure Requirements. Tenant acknowledges and agrees that, pursuant to provisions of California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto, including but not limited to California Code of Regulations Title 20, Sections 1680-1684 (collectively, together with any future law or regulation regarding disclosure of energy efficiency data with respect to the Shopping Center, the “Energy Disclosure Requirements”), Landlord may be required in the future to disclose information concerning Tenant’s energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Property or the Building (the “Tenant Energy Use Disclosure”). Tenant shall reasonably cooperate with Landlord with respect to any Tenant Energy Use Disclosure. Without limiting the generality of the foregoing, Tenant shall, within ten (10) business days following oral or written request from Landlord, disclose to Landlord all information reasonably requested by Landlord in connection with such Tenant Energy Use Disclosure, including, but not limited to, the amount of power and/or other utilities consumed within the Premises for which the meters are in Tenant’s name, the number of employees working within the Premises, and the operating hours for Tenant’s business in the Premises. Tenant acknowledges that this information shall be provided on a non-confidential basis and may be provided by Landlord to applicable utility providers, the California Energy Commission (and other governmental entities having jurisdiction with respect to Energy Disclosure Requirements), and any third parties to whom Landlord is required to make any Tenant Energy Use Disclosure. Tenant’s failure to provide said data to Landlord shall incur Service Charge set forth in Section 37.22 below.

37.22 Service Charge. Tenant acknowledges that Tenant’s failure to submit any required document, report, statement or insurance policy or certificate as and when required in the Lease will cause Landlord to incur additional costs of administration and agrees that in the event Tenant fails to furnish any required document, report, statement or insurance policy or certificate as required pursuant to the Lease, and if such failure continues for ten (10) days after notice thereof from Landlord, Tenant shall pay to Landlord, as rent, a “Service Charge” in the amount of Fifty Dollars ($50.00) for each week or portion thereof that said failure continues. Tenant agrees that such Service Charge will not constitute damages, and that neither Tenant’s payment of such Service Charge nor Landlord’s acceptance of such payment will result in a cure of any default under this Lease, or waiver of any default under the Lease by Landlord.

37.23 Anti-Terrorism Representation. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the international Emergency Economic Powers Act, 50 U.S.C. §§ 1701¬1706, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, then an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Lease as of the date first above written.

TENANT:		LANDLORD:

By:	/s/ Andrew Rickman	By:	/s/ Juanling Wu
	Andrew Rickman		Juanling Wu
	Chairman and Chief Executive Officer		President

By:	/s/ Amit Nagra
Amit Nagra
Chief Operating Officer

(For corporate entities, signature by TWO corporate officers is required: one by (x) the chairman of the board, the president, any vice president, or the chief executive officer; and the other by (y) the secretary, any assistant secretary, the chief operating officer, the chief financial officer, or any assistant treasurer.)

EXHIBIT A

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

DATED AS OF NOVEMBER 20, 2015

BETWEEN

21st CENTURY TECHBANQ PASADENA LLC, AS LANDLORD,

AND

ROCKLEY PHOTONICS, INC., AS TENANT (“LEASE”)

THE PREMISES

INITIALS:

Landlord – JW Tenant – AR

Exhibit A, Page 1

EXHIBIT B

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

DATED AS OF NOVEMBER 20, 2015

BETWEEN

21ST CENTURY TECHBANQ PASADENA LLC, AS LANDLORD,

AND

ROCKLEY PHOTONICS, INC., AS TENANT (“LEASE”)

CONSTRUCTION RIDER

1. Delivery of Premises. Tenant acknowledges that Tenant has examined the Premises. On the Premises Delivery Date, Landlord shall deliver the Premises and Tenant shall accept the Premises from Landlord in their presently existing, “as-is” condition as of the date of such delivery. The date that Landlord delivers the Premises, vacant and ready for Tenant to commence construction of the Tenant Improvements in accordance with the terms of this Construction Rider, is referred to herein as the “Premises Delivery Date”. Landlord anticipates that the Premises Delivery Date will occur on December 1, 2015, provided, however, that Landlord shall not be liable for any claims, damages or liabilities if the Premises Delivery Date does not occur on or before December 1, 2015.

2. Tenant Improvements. Promptly after the Premises Delivery Date, Tenant shall with reasonable diligence through a general contractor designated by Tenant and approved by Landlord (which contractor may be an affiliate of Landlord) construct and install in the Premises the improvements and fixtures provided for in this Construction Rider (“Tenant Improvements”). All of Tenant Improvements shall be constructed and installed at Tenant’s sole cost and expense and Landlord shall have no obligation to construct any tenant improvements or alterations in the Premises; provided, however, that Landlord shall contribute to the cost of Tenant Improvements described herein the Tenant Improvement Allowance set forth in Section 2.4 of this Construction Rider, and Landlord shall, at Landlord’s sole cost and expense, renovate the restroom serving the Premises in compliance with all applicable Laws, including but not limited to the Americans with Disabilities Act, with the scope of such renovation, materials used, and timing of completion to be determined by Landlord in its reasonable discretion. Landlord and Tenant each shall designate in writing an individual authorized to act as a representative of each respective party with respect to all approvals, directions and authorizations pursuant to this Construction Rider.

2.1 Scope of Tenant Improvements. Tenant Improvements shall include but not be limited to the following improvements and fixtures, which are shown on the Final Space Plan (as hereinafter defined) attached hereto as Exhibit B-l, and which is hereby approved by Landlord:

(a) Demising one (1) office and three (3) additional conference rooms of the size, configuration and finishes substantially similar to the conference room currently existing in the Premises;

Exhibit B, Page 1

(b) Installation of new flooring throughout the Premises, selected by Tenant in Tenant’s reasonable discretion;

(c) Demolition of white cubicle partitions currently existing in the Premises and replacing the same with cubicle partitions with wood-like pattern, substantially similar to the cubicle partitions currently installed in the middle of the main floor area of the Premises;

(d) Installation of drop ceiling for two (2) rooms located in the portion of the Premises adjacent to contiguous Suite 610 on the 6th floor of the Building;

(e) Installation of additional electrical system serving the workstations of Tenant’s employees, as determined in Tenant’s reasonable discretion;

(f) Installation of a dedicated 200 AMP electrical panel exclusively serving the area consisting of approximately 1,000 rentable square feet designated by Tenant for use as a dry laboratory (the “Dry Lab Area”);

(g) Installation of a sub-meter measuring electrical consumption of the equipment located in and serving the Dry Lab Area, including but not limited to the supplemental air conditioning unit described in Section 2.1(g) above;

(h) Installation of fire life safety systems and devices in the Dry Lab Area, newly demised conference rooms, and any other area or areas of the Premises, as required by Fire Department.

2.2 Plans.

2.2.1 Space Plan; Construction Documents. The Tenant Improvements shall be constructed substantially as shown on the conceptual space plan for the Premises prepared by Jon Von Gaasbek of Creative Energy who has been retained by Tenant as the space planner for the Premises (“Space Planner”), dated November 20, 2015 (“Final Space Plan”), attached hereto as Exhibit B-l. Tenant shall also retain engineering consultants reasonably approved by Landlord (the “Engineers”) (such approval not to be unreasonably withheld, conditioned, or delayed), to prepare all plans and engineering construction documents relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises. The plans and drawings to be prepared by the Engineers and the Space Plan to be prepared by the Space Planner may collectively be referred to as the “Construction Documents.”

2.2.2 Space Planning Allowance. Landlord shall provide a “Space Planning Allowance” in the amount up to $0.12 per rentable square foot of the Premises (i.e., $841.32) toward the cost of preparation of Space Plan set forth in Section 2.2.1. This Space Planning Allowance shall be in addition to the Tenant Improvement Allowance set forth in Section 2.4 below.

Exhibit B, Page 2

2.2.3 Construction Documents. Tenant shall promptly cause the Space Planner and the Engineers to complete the architectural and engineering drawings for the Premises, and the Space Planner shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing Construction Documents in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Construction Documents”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with two (2) copies signed by Tenant of such Final Construction Documents. Landlord shall, within five (5) business days after Landlord’s receipt of the Final Construction Documents, either (i) approve the Final Construction Documents, (ii) approve the Final Construction Documents subject to specified conditions to be satisfied by Tenant prior to submitting the Approved Construction Documents for permits as set forth below, if the Final Construction Documents are inconsistent with the Final Space Plan, or (iii) disapprove and return the Final Construction Documents to Tenant with requested revisions if the Final Construction Documents are inconsistent with the Final Space Plan. If Landlord disapproves the Final Construction Documents, Tenant may resubmit the Final Construction Documents to Landlord at any time, and Landlord shall approve or disapprove of the resubmitted Final Construction Documents, based upon the criteria set forth in this Section 2.2.3 within three (3) business days after Landlord receives such resubmitted Final Construction Documents.

Once approved by Landlord as set forth above, the Final Construction Documents shall be referred to as the “Approved Working Documents,” and such Final Construction Documents shall be so approved by Landlord prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Construction Documents Tenant shall cause the Space Planner to submit the Approved Construction Documents to the appropriate municipal authorities for all architectural and structural permits (the “Permits”), provided that (a) the Space Planner shall provide Landlord with a copy of the package that it intends to submit prior to such submission, and (b) if there are Building modifications required to obtain the Permits, then Tenant shall obtain Landlord’s prior written consent to any such Building modifications. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any certificate of occupancy (or other documentation or approval allowing Tenant to legally occupy the Premises) for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in performing ministerial acts reasonably necessary to enable Tenant to obtain any such certificate of occupancy (or other documentation or approval allowing Tenant to legally occupy the Premises). No changes, modifications or alterations in the Approved Construction Documents may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld or delayed.

2.3 Construction of Tenant Improvements.

2.3.1 Contractor; Tenant’s Representatives. Tenant shall retain a qualified and licensed general contractor selected by Tenant in Tenant’s reasonable discretion and approved by Landlord (which approval shall not be unreasonably delayed, conditioned or withheld) (the “Contractor”) for the construction of the Tenant Improvements, which Contractor shall be a qualified, reputable, general contractor experienced in class A office building tenant improvement construction in the greater Los Angeles area. The Space Planner, Engineers, Contractor, other contractors, subcontractors, consultants, laborers, vendors, and material suppliers retained and/or used by Tenant in connection with the Tenant Improvements shall be known collectively as “Tenant’s Representatives.”

Exhibit B, Page 3

2.3.2 Construction Contract; Final Cost Estimate. Prior to commencement of construction, Tenant shall submit a copy of the executed contract with the Contractor for the construction of Tenant Improvements, including the general conditions with Contractor (the “Contract”) to Landlord for its records. Prior to the commencement of the construction of Tenant Improvements, and after Tenant has accepted all bids and proposals for the Tenant Improvements, Tenant shall provide Landlord with (i) a detailed breakdown, by trade, for all of Tenant’s Representatives, of the final estimated costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (the “Final Cost Estimate”), which costs shall include, but not be limited to, the costs of the Space Planner’s and Engineers’ fees and the Landlord construction coordination fee as set forth in Section 4 below.

2.3.3 Construction. Upon Tenant’s receipt of Approved Construction Documents and Permits, Tenant shall proceed with reasonable diligence to cause the Tenant Improvements to be Substantially Completed as soon as reasonably practicable following the Premises Delivery Date. The Tenant Improvements shall be deemed to be “Substantially Completed” when they have been completed in accordance with the Final Construction Documents except for finishing details, minor omissions, decorations and mechanical adjustments of the type normally found on an architectural “punch list.” (The definition of Substantially Completed shall also define the terms “Substantial Completion” and “Substantially Complete.”)

Following Substantial Completion of the Tenant Improvements, Tenant shall inspect the Premises and prepare a “punch list” of agreed items of construction remaining to be completed. Tenant shall complete the items set forth in the punch list as soon as reasonably possible.

2.3.4 Indemnity; Insurance. Tenant’s indemnity of Landlord as set forth in Article 10 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Representatives, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements. All of Tenant’s Representatives shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 11 of the Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as the Contractor and subcontractors. Additionally, Tenant or Contractor shall also carry “Builder’s All Risk” insurance in an amount approved by Landlord, which shall in no event be less than the amount actually carried by Tenant or Contractor, covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to Article 11 of the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord.

Exhibit B, Page 4

2.4 Cost of Tenant Improvements. Landlord shall contribute a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount up to $10.00 per rentable square foot of the Premises (i.e., the amount not to exceed $70,110.00) toward the cost of the design (including preparation of space plans and Construction Documents), construction and installation of the Tenant Improvements. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for the Tenant Improvements. The Tenant Improvement Allowance shall be paid to Tenant within ten (10) business days of the date that Tenant has provided to Landlord an invoice(s) from Tenant’s contractor in an amount at least equal to the Tenant Improvement Allowance, and lien waiver(s) in connection therewith. In the event that Landlord has failed to pay to Tenant, when due, any portion of the Tenant Improvement Allowance, Tenant shall provide to Landlord written notice thereof. If Landlord’s failure to pay continues for fifteen (15) business days following such first written notice, Tenant may offset the amount of the Tenant Improvement Allowance due to Tenant from Rent due to Landlord. Such offset shall end when Tenant has offset the full amount of the Tenant Improvement Allowance owed to Tenant.

The balance, if any, of the cost of the Tenant Improvements (“Additional Cost”), including, but not limited to, usual markups for overhead, supervision and profit, shall be paid by Tenant, with all payments made by Tenant directly to Tenant’s Representatives, and such payment by Tenant shall be a condition to Landlord’s obligation to pay any amounts of the Tenant Improvement Allowance.

2.5 Changes. If Tenant requests any material change, addition or alteration in or to any Final Construction Documents (“Changes”) Tenant shall (i) inform the Landlord of the desired Changes and obtain Landlord’s written approval thereof which shall be granted or withheld in accordance with the terms of Section 2.2.1 within no more than three (3) business days after the date of Tenant’s request for approval (and if Landlord has not responded within such three (3)-day period, such request for a Change shall be deemed approved); (ii) following Landlord’s approval of Changes, cause the Space Planner to prepare additional Plans implementing such Changes; and (iii) promptly pay the cost of preparing additional Plans directly to the Space Planner.

3. Construction Coordination Fee. Tenant shall pay to Landlord construction coordination fee in accordance with the terms of Section 6.3 of the Lease.

4. Ownership of Tenant Improvements. All Tenant Improvements, whether installed by Landlord or Tenant and whether installed at Tenant’s cost or with the use of the Tenant Improvement Allowance, shall become a part of the Premises, shall be the property of Landlord and, subject to the provisions of the Lease, shall be surrendered by Tenant with the Premises, without any compensation to Tenant, at the expiration or termination of the Lease in accordance with the provisions of the Lease.

INITIALS:

Landlord – JW Tenant – AR

Exhibit B, Page 5

EXHIBIT B-1

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

DATED AS OF NOVEMBER 20, 2015

BETWEEN

21ST CENTURY TECHBANQ PASADENA LLC, AS LANDLORD,

AND

ROCKLEY PHOTONICS, INC., AS TENANT (“LEASE”)

FINAL SPACE PLAN

[Starts on next page]

INITIALS:

Landlord – JW Tenant – AR

Exhibit B-1, Page 6

Exhibit B-1, Page 7

Exhibit B-1, Page 8

EXHIBIT C

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

DATED AS OF NOVEMBER 20, 2015

BETWEEN

21ST CENTURY TECHBANQ PASADENA LLC, AS LANDLORD,

AND

ROCKLEY PHOTONICS, INC., AS TENANT (“LEASE”)

BUILDING RULES

The following Building Rules are additional provisions of the foregoing Lease to which they are attached. The capitalized terms used herein have the same meanings as these terms are given in the Lease. Whenever Landlord’s consent or approval is required under these, or any subsequent, Building Rules, Landlord shall not unreasonably withhold, condition, or delay such consent or approval).

1. Use of Common Areas. Tenant will not obstruct the halls, passages, exits, entrances, elevators or stairways of the Building (“Interior Common Areas”) or the common areas, and Tenant will not use the Interior Common Areas or the common areas for any purpose other than ingress and egress to and from the Premises. The Interior Common Areas and the common areas are not open to the general public and Landlord reserves the right to control and prevent access to the Interior Common Areas and the common areas of any person whose presence, in Landlord’s opinion, would be prejudicial to the safety, reputation and interests of the Building and its tenants.

2. No Access to Roof. Tenant has no right of access to the roof of the Building and will not install, repair or replace any antenna, aerial, aerial wires, fan, air-conditioner or other device on the roof of the Building, without the prior written consent of Landlord. Any such device installed without such written consent is subject to removal at Tenant’s expense without notice at any time. In any event Tenant will be liable for any damages or repairs incurred or required as a result of its installation, use, repair, maintenance or removal of such devices on the roof and agrees to indemnify and hold harmless Landlord from any liability, loss, damage, cost or expense, including reasonable attorneys’ fees, arising from any activities of Tenant or of Tenant’s Representatives on the roof of the Building.

3. Signage. No sign, placard, picture, name, advertisement or notice visible from the exterior of the Premises will be inscribed, painted, affixed or otherwise displayed by Tenant on or in any part of the Building without the prior written consent of Landlord. Landlord reserves the right to adopt and furnish Tenant with general guidelines relating to signs in or on the Building. All approved signage will be inscribed, painted or affixed at Tenant’s expense by a person approved by Landlord, which approval will not be unreasonably withheld.

4. Prohibited Uses. The Premises will not be used for manufacturing, for the storage of merchandise held for sale to the general public, for lodging or for the sale of goods to the general public. Tenant will not permit any food preparation on the Premises except that Tenant may use Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages, as well as a microwave oven, so long as such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations and provided that such activity does not generate odors outside of the Premises.

Exhibit C, Page 1

5. Janitorial Services. Tenant will not employ any person for the purpose of cleaning the Premises or permit any person to enter the Building for such purpose other than Landlord’s janitorial service, except with Landlord’s prior written consent. Tenant will not necessitate, and will be liable for the cost of, any undue amount of janitorial labor by reason of Tenant’s carelessness in or indifference to the preservation of good order and cleanliness in the Premises. Janitorial service will not be furnished to areas in the Premises on nights when such areas are occupied after 9:30 p.m., unless such service is extended by written agreement to a later hour in specifically designated areas of the Premises.

6. Keys and Locks. Landlord will furnish Tenant, free of charge, two (2) keys to each door or lock in the Premises. Landlord may make a reasonable charge for any additional or replacement keys. Tenant will not duplicate any keys, alter any locks or install any new or additional lock or bolt on any door of its Premises or on any other part of the Building without the prior written consent of Landlord and, in any event. Tenant will provide Landlord with a key for any such lock. On the termination of the Lease, Tenant will deliver to Landlord all keys to any locks or doors in the Building which have been obtained by Tenant.

7. Freight. Upon not less than twenty-four hours prior notice to Landlord, which notice may be oral, an elevator will be made available for Tenant’s use for transportation of freight, subject to such scheduling as Landlord in its discretion deems appropriate. Tenant shall not transport freight in loads exceeding the weight limitations of such elevator. Landlord reserves the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building, and no property will be received in the Building or carried up or down the freight elevator or stairs except during such hours and along such routes and by such persons as may be designated by Landlord. Landlord reserves the right to require that heavy objects will stand on wood strips of such length and thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such property from any cause, and Tenant will be liable for all damage or injuries caused by moving or maintaining such property.

8. Nuisances and Dangerous Substances. Tenant will not conduct itself or permit Tenant’s Representatives or Visitors to conduct themselves, in the Premises or anywhere on or in the Property in a manner which is offensive or unduly annoying to any other Tenant or Landlord’s property managers. Tenant will not install or operate any phonograph, radio receiver, musical instrument, or television or other similar device in any part of the common areas and shall not operate any such device installed in the Premises in such manner as to disturb or annoy other tenants of the Building. Tenant will not use or keep in the Premises or the Property any kerosene, gasoline or other combustible fluid or material other than limited quantities thereof reasonably necessary for the maintenance of office equipment, or, without Landlord’s prior written approval, use any method of heating or air conditioning other than that supplied by Landlord. Tenant will not use or keep any foul or noxious gas or substance in the Premises or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, or interfere in any way with other tenants or those having business therein. Tenant will not bring or keep any animals in or about the Premises or the Property.

Exhibit C, Page 2

9. Building Name and Address. Without Landlord’s prior written consent, Tenant will not use the name of the Building in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

10. Building Directory. A directory for the Building will be provided for the display of the name and location of tenants. Landlord reserves the right to approve any additional names Tenant desires to place in the directory and, if so approved, Landlord may assess a reasonable charge for adding such additional names.

11. Window Coverings. No curtains, draperies, blinds, shutters, shades, awnings, screens or other coverings, window ventilators, hangings, decorations or similar equipment shall be attached to, hung or placed in, or used in or with any window of the Building without the prior written consent of Landlord, and Landlord shall have the right to control all lighting within the Premises that may be visible from the exterior of the Building.

12. Floor Coverings. Tenant will not lay or otherwise affix linoleum, tile, carpet or any other floor covering to the floor of the Premises in any manner except as approved in writing by Landlord. Tenant will be liable for the cost of repair of any damage resulting from the violation of this rule or the removal of any floor covering by Tenant or its contractors, employees or invitees.

13. Wiring and Cabling Installations. Landlord will direct Tenant’s electricians and other vendors as to where and how data, telephone, and electrical wires and cables are to be installed. No boring or cutting for wires or cables will be allowed without the prior written consent of Landlord. The location of burglar alarms, smoke detectors, telephones, call boxes and other office equipment affixed to the Premises shall be subject to the written approval of Landlord.

14. Office Closing Procedures. Tenant will see that the doors of the Premises are closed and locked and that all water faucets, water apparatus and utilities are shut off before Tenant or its employees leave the Premises, so as to prevent waste or damage. Tenant will be liable for all damage or injuries sustained by other tenants or occupants of the Building or Landlord resulting from Tenant’s carelessness in this regard or violation of this rule. Tenant will keep the doors to the Building corridors closed at all times except for ingress and egress.

15. Plumbing Facilities. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be disposed of therein. Tenant will be liable for any breakage, stoppage or damage resulting from the violation of this rule by Tenant, its employees or invitees.

16. Use of Hand Trucks. Tenant will not use or permit to be used in the Premises or in the common areas any hand trucks, carts or dollies except those equipped with rubber tires and side guards or such other equipment as Landlord may approve.

Exhibit C, Page 3

17. Refuse. Tenant shall store all Tenant’s trash and garbage within the Premises or in other facilities designated By Landlord for such purpose. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without being in violation of any law or ordinance governing such disposal. All trash and garbage removal shall be made in accordance with directions issued from time to time by Landlord, only through such common areas provided for such purposes and at such limes as Landlord may designate. Tenant shall comply with the requirements of any recycling program adopted by Landlord for the Building.

18. Soliciting. Canvassing, peddling, soliciting and distribution of handbills or any other written materials in the Building are prohibited, and Tenant will cooperate to prevent the same.

19. Parking. Tenant shall be responsible to make parking arrangements with the Parking Operator which manages the Parking Facility (“Parking Facility”) for the City of Pasadena, California.

20. Fire, Security and Safety Regulations. Tenant will comply with all safety, security, fire protection and evacuation measures and procedures established by Landlord or any governmental agency.

21. Responsibility for Theft. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

22. Sales and Auctions. Tenant will not conduct or permit to be conducted any sale by auction in, upon or from the Premises or elsewhere in the Property, whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceeding.

23. Waiver of Rules. Landlord may waive any one or more of these Building Rules for the benefit of any particular tenant or tenants, but no such waiver by Landlord will be construed as a waiver of such Building Rules in favor of any other tenant or tenants nor prevent Landlord from thereafter enforcing these Building Rules against any or all of the tenants of the Building.

24. Effect on Lease. These Building Rules are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease. Violation of these Building Rules constitutes a failure to fully perform the provisions of the Lease, as referred to in Section 15.1 - “Events of Default”.

25. Non-Discriminatory Enforcement. Subject to the provisions of the Lease (and the provisions of other leases with respect to other tenants), Landlord shall use reasonable efforts to enforce these Building Rules in a non-discriminatory manner, but in no event shall Landlord have any liability for any failure or refusal to do so (and Tenant’s sole and exclusive remedy for any such failure or refusal shall be injunctive relief preventing Landlord from enforcing any of the Building Rules against Tenant in a manner that discriminates against Tenant).

Exhibit C, Page 4

26. Additional and Amended Rules. Landlord reserves the right to rescind or amend these Building Rules and/or adopt any other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building and for the preservation of good order therein.

INITIALS:
Landlord – JW
Tenant – AR

Exhibit C, Page 5

EXHIBIT D

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

DATED AS OF NOVEMBER 20, 2015

BETWEEN

21ST CENTURY TECHBANQ PASADENA LLC, AS LANDLORD,

AND

ROCKLEY PHOTONICS, INC., AS TENANT (“LEASE”)

ADDITIONAL PROVISIONS RIDER

38.	EXTENSION OPTION.

38.1 Extension Option Right. Provided that Tenant has not assigned this Lease or sublet the Premises or any portion thereof, other than to a Permitted Transferee (it being intended that rights pursuant to this provision are and shall be personal to the original Tenant under this Lease and any Permitted Transferee and shall not be transferable or exercisable for the benefit of any Transferee other than a Permitted Transferee), and provided Tenant is not in default under this Lease beyond applicable notice and cure periods at the time of exercise or at any time thereafter until the beginning of such extension of the Term, Tenant shall have the option (the “Extension Option”) to extend the Term for one (1) additional consecutive period of five (5) years (the “Extension Period”), by giving written notice to Landlord of the exercise of such Extension Option at least ten (10) months prior to the expiration of the initial Term (the “Extension Notice”). The exercise of the Extension Option by Tenant shall be irrevocable and shall cover the entire Premises leased by Tenant pursuant to this Lease. Upon such exercise, the term of the Lease shall automatically be extended for the Extension Period without the execution of any further instrument by the parties; provided, however, that Landlord and Tenant shall, if requested by either party, execute and acknowledge an instrument confirming the exercise of the Extension Option and the Extension Rent. The Extension Option shall terminate if not exercised precisely in the manner provided herein. Any extension of the Term shall be upon all the terms and conditions set forth in this Lease and all Exhibits hereto, except that: (i) Tenant shall have no further option to extend the Term of the Lease; (ii) Landlord shall not be obligated to contribute any additional funds toward the cost of any remodeling, renovation, alteration or improvement work in the Premises; (iii) Landlord shall not be obligated to pay any fee or commission to any broker; and (iv) Base Rent for the Extension Period shall be the then Fair Market Base Rental (as defined in Section 38.2 below) for the Premises for the space and term involved, which shall be determined as set forth below. The term of this Lease, whether consisting of the initial Term alone or the initial Term as extended by the Extension Period (if the Extension Option is exercised), is referred to in this Lease as the “Term.”

38.2 Extension Rent. Base Rent payable by Tenant during the Extension Period (the “Extension Rent”) shall be equal to the Fair Market Base Rental. “Fair Market Base Rental” shall be determined by Landlord and shall mean the “fair market” Base Rent at the time or times in question for the applicable space in the Building, based on the prevailing rentals then being charged to tenants in the Building and tenants in other office buildings in the general vicinity of the Building of comparable location and quality as the Building, for leases with terms

Exhibit D, Page 1

approximately equal to the term for which Fair Market Base Rental is being determined, taking into account: the desirability, location in the building, size and quality of the space, including interior finishes and other tenant improvements, included services and related operating expenses and tax and expense stops or other escalation clauses; and any other special rights of Tenant under this Lease in comparison to typical market leases (e.g., for parking, signage, and extension or expansion options). Fair Market Base Rental shall also reflect the then prevailing rental structure for comparable office buildings in the general vicinity of the Building, so that if, for example, at the time Fair Market Base Rental is being determined the prevailing rental structure includes periodic rental adjustments or escalations, Fair Market Base Rental shall reflect such rental structure.

Within thirty (30) days after Landlord receives the Extension Notice, Landlord shall provide written notice to Tenant of Landlord’s good faith determination of the Fair Market Base Rental (“Landlord’s Extension Term Rental Notice”). No later than the date that is thirty (30) days from the date of Landlord’s Extension Term Rental Notice, Tenant shall provide written notice to Landlord either accepting or disputing Landlord’s determination of the Fair Market Base Rental, and if Tenant disputes Landlord’s Fair Market Base Rental, such notice shall, likewise, include Tenant’s determination of the Fair Market Base Rental. If Landlord and Tenant cannot agree upon the Fair Market Base Rental within thirty (30) days of the date of Landlord’s Extension Term Rental Notice (the “Negotiation Period”), Landlord and Tenant shall simultaneously exchange, within the following fifteen (15) days, on a date determined by Landlord and Tenant, statements of each party’s proposed Fair Market Base Rental and the basis for calculation thereof (each, a “Statement of Rental Rate”); provided, however, that if one party has not submitted its Statement of Rental Rate within such fifteen (15) day period, then the other party shall provide such party with written notice of the failure, and if such failure continues for an additional fifteen (15) days, then the determination set forth in the other party’s Statement of Rental Rate shall be final and binding upon both parties. If both parties receive the other party’s Statement of Rental Rate within such time and the lesser of the two (2) determinations is within ten (10%) percent of the higher determination, then the average of the Landlord’s and Tenant’s Statement of Rental Rate determinations shall conclusively be deemed to be the Extension Rental Rate. If these determinations differ by more than ten (10%) percent, then Landlord and Tenant shall mutually select an independent real estate professional with at least ten (10) years’ continuous experience in the business of appraising or marketing retail space in the vicinity of the Property (the “Valuation Expert”) to resolve the dispute as to the Fair Market Base Rental. If Landlord and Tenant cannot agree upon the designation of the Valuation Expert within thirty (30) days of the exchange of the Statements of Rental Rate, either party may apply to the American Arbitration Association, or any successor thereto, for the designation of a Valuation Expert. Within ten (10) days of the selection of the Valuation Expert, Landlord and Tenant shall each submit to the Valuation Expert a copy of its Statement of Rental Rate, together with any supporting material. The Valuation Expert shall not perform his own valuation, but rather, shall, within thirty (30) days after receipt of such submissions, select as the Fair Market Base Rental the submission which the Valuation Expert concludes most closely and accurately reflects the Fair Market Base Rental for the Premises and the rental rate set forth in that submission shall be the Extension Rental Rate for the Extension Period. The Valuation Expert shall give notice of his or her determination to Landlord and Tenant and such decision shall be final and conclusively binding upon Landlord and Tenant. Each party shall pay the fees and expenses of any real estate professional such party retains and such party’s counsel, if any, in connection with any proceeding under this paragraph, and the party whose determination was determined by the Valuation Expert not to most accurately and closely reflect the Extension Rental Rate of the Premises shall equally pay the fees and expenses of the Valuation Expert.

Exhibit D, Page 2

39. RIGHT OF FIRST OFFER. Provided that Tenant has not assigned this Lease or sublet the Premises or any portion thereof, other than to a Permitted Transferee (it being intended that rights pursuant to this provision are and shall be personal to the original Tenant under this Lease and any Permitted Transferee and shall not be transferable or exercisable for the benefit of any Transferee other than a Permitted Transferee), and provided Tenant is not then in default under this Lease beyond applicable notice and cure periods, Tenant shall have a one-time right of first offer (the “ROFO Option”) to lease the space designated as Suite 610 consisting of approximately 667 rentable square feet and contiguous to the Premises, should such space become available for lease to others (the “Suite 610”) during the Term of the Lease, as set forth herein. Upon Suite 610 becoming available to lease and prior to offering the space to the public for lease, Landlord shall first give Tenant written notice (the “Offer Notice”), offering to lease Suite 610 to Tenant on the terms and conditions of this Lease; provided, however, that: (a) the term of the Lease as to Suite 610 shall commence as provided in the Offer Notice and shall continue until the end of the Term as to the balance of the Premises (as it may be renewed in accordance with this Lease); (b) Tenant shall pay Base Rent for Suite 610 as provided in the Offer Notice (which shall be fair market rent); (c) Tenant shall not be entitled to Base Rent Abatement for Suite 610; (d) Tenant shall pay Additional Rent for Suite 610 in accordance with the provisions of Section 3.3 of the Lease (provided that Tenant may be entitled to a new base year for Suite 610); and (e) Suite 610 shall be added to the Premises for all other purposes of this Lease and all of the other terms and conditions of this Lease shall apply to Suite 610, other than as set forth in the Offer Notice. Notwithstanding anything to the contrary contained herein, the term of the Lease for Suite 610 (and the then remaining balance of the Lease Term for the Premises as it may have been renewed) shall not be less than two (2) years (unless Tenant exercises its right of first offer hereunder simultaneously with the Renewal Option).

Tenant shall have ten (10) business days after receipt of the Offer Notice to either accept Suite 610 upon the terms of the Offer Notice, or decline the offer. If Tenant does not accept Suite 610 offered by Landlord upon the terms of the Offer Notice within ten (10) business days after receipt of such Offer Notice, then Landlord shall be free to lease Suite 610 to any other person or entity. If Tenant timely accepts Suite 610 when offered by Landlord, Tenant and Landlord shall promptly execute an appropriate Lease amendment in a form reasonably acceptable to Landlord and Tenant in order to confirm Tenant’s lease of Suite 610.

Notwithstanding anything to the contrary contained in this Section 39, in the event Tenant exercises the ROFO Option in accordance with the provisions hereof within the first (1st) calendar year following the Commencement Date, the lease of Suite 610 shall be subject to all terms and conditions of this Lease, Suite 610 shall be added to the Premises for all purposes, and Tenant and Landlord shall not be required to execute a Lease amendment to confirm Tenant’s lease of Suite 610.

Exhibit D, Page 3

40. OVERSTANDARD ELECTRICITY USAGE. If Tenant is not billed directly by the appropriate utility company, Tenant shall pay to Landlord, in connection with the installation and operation of the supplemental air conditioning unit or units (if any) and dedicated 200 Amps service for Tenant’s Dry Lab Area as set forth in Exhibit B—Construction Rider above, the cost of electricity consumed by Tenant in connection with Tenant’s installation and operation of such additional equipment, as shown on the meter or sub-meter installed by Tenant for the aforementioned equipment in accordance with the terms of Exhibit B - Construction Rider. The cost of such electricity usage shall be equal to the rates charged by the public utility company furnishing such utilities. Payment shall be made to Landlord within ten (10) days after Landlord invoices Tenant therefor or makes demand of the amounts due.

41. ACCESS TO PREMISES. Tenant shall have the right to access the Building and the Premises twenty-four (24) hours per day, every day of the year. Access to the Building shall be provided by means of electronic access key cards. Subject to the terms and conditions of this Lease, including Article 6 - Tenant Improvements and Alterations, Tenant may, at its own cost and expense, install its own key card access system (“Tenant’s Access System”) in the Premises. Tenant may coordinate the Tenant’s Access System to provide that the Building’s system and the Tenant’s Access System will operate on the same type of key card, so that Tenant’s employees are able to use a single card for both systems, but shall not otherwise integrate the Tenant’s Security System with the Building systems.

INITIALS:
Landlord – JW
Tenant – AR

Exhibit D, Page 4

EXHIBIT E

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

DATED AS OF NOVEMBER 20, 2015

BETWEEN

21ST CENTURY TECHBANQ PASADENA LLC, AS LANDLORD,

AND

ROCKLEY PHOTONICS, INC., AS TENANT (“LEASE”)

PARKING AGREEMENT

[Starts on next page]

INITIALS:
Landlord – JW
Tenant – AR

Exhibit E, Page 1

EXHIBIT B

LEAD SHEET

00 1019955

RECORDED/FILED IN OFFICIAL RECORDS
RECORDER'S OFFICE
LOS ANGELES COUNTY
CALIFORNIA

3:41 PM JUL 03 2000

SPACE ABOVE THIS LINE FOR RECORDERS USE

TITLE(S)

FEE

FEE $ 52.00 JJ 16

D.T.T.

CODE
20

CODE
19

CODE
9___

Assessor's Identification Number (AIN)
To Be Completed By Examiner OR Title Company In Black Ink

Number of Parcels Shown

THIS FORM IS NOT TO BE DUPLICATED

Exhibit E, Page 1

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

Richards, Watson & Gershon,

A Professional Corporation

333 South Hope Street, 38th Floor

Los Angeles, CA 90071

Attn: Allen E.Rennett

EASEMENT AND PARKING AGREEMENT

by and between

PASADENA COMMUNITY DEVELOPMENT COMMISSION

a public body, corporate and politic,

And

YTC PROPERTIES (USA) INC.,

a Delaware corporation

With Joinder by

MARENGO INVESTMENT GROUP, L.L.C.,

a California limited liability company

Exhibit E, Page 2

EASEMENT AND PARKING AGREEMENT

This Easement and Parking Agreement (“Agreement”) is dated as of this 31st day of March, 2000, and entered into by and between the PASADENA COMMUNITY DEVELOPMENT COMMISSION, a public body, corporate and politic (“Commission”), and YTC PROPERTIES (USA) INC., a Delaware corporation (“Owner”), on the basis of the following facts:

RECITALS

A. Owner is the owner of the real property (the “Security Bank Building”) commonly known as 234 East Colorado Boulevard, Pasadena, California, and legally described in Exhibit A attached hereto and incorporated herein by this reference.

B. Commission is the owner of (i) the real property (the “Subterranean Garage”) legally described in Exhibit B attached hereto and incorporated herein by this reference, improved with a subterranean parking structure; (ii) the real property (the “Marengo Garage”) legally described in Exhibit B attached hereto and incorporated herein by this reference, improved with a parking structure; (iii) the real property (the “Commission Bridge Tract”), legally described in Exhibit B attached hereto and incorporated herein by this reference, improved with elevated pedestrian walkway and related public improvements (including without limitation an elevator and stairs) connecting the Security Bank Building with the Subterranean Garage and the Marengo Garage; and (iv) the real property (the “Ramp”), legally described in Exhibit B attached hereto and incorporated herein by this reference, improved with a driveway connecting the Subterranean Garage with Colorado Boulevard.

C. The Pasadena Redevelopment Agency (Commission’s predecessor in interest) (the “Agency”) and Owner’s predecessors in interest entered into an Owner Participation Agreement (“OPA”), dated March 21, 1979, in connection with the development of a retail shopping center (the “Original Center”) above the Subterranean Garage. Among other things, the OPA stated various agreements and understandings between the parties regarding the use and operation of the Security Bank Building, the Subterranean Garage, the Marengo Garage and the Ramp (collectively, the “Project”), including but not limited to the following:

(i) the owner of the Security Bank Building obtained exclusive parking rights for 37 parking spaces in a designated portion of the Subterranean Garage;

(ii) the owner of the Security Bank Building obtained exclusive parking rights for 30 designated parking spaces in the Marengo Garage and non-exclusive parking rights for 133 undesignated parking spaces in the Marengo Garage;

(iii) the owner of the Security Bank Building obtained rights to use the Ramp;

(iv) the owner of the Security Bank Building obtained access to and from the Marengo Garage by way of an elevated pedestrian walkway over Marengo Avenue that would connect the mezzanine level of the Security Bank Building with the Marengo Garage; and

Exhibit E, Page 3

(v) the owner of the Security Bank Building obtained access to the Subterranean Garage via an elevator and stairs.

D. By Grant Deed recorded May 25,1979, as Instrument No. 79-564739, Official Records of Los Angeles County, California, Owner’s predecessor in interest granted to the Agency certain real property and easements in accordance with the OPA. The Agency subsequently caused to be constructed and has subsequently maintained pursuant to the OPA the elevated pedestrian walkway and related public improvements (including without limitation the elevator and stairs) connecting die Security Bank Building with the Subterranean Garage and the Marengo Garage.

E. Although die OPA provided for the preparation and execution of a lease or other agreement implementing the agreed parking arrangements and easements, the parties believe that no such lease or other agreement was ever executed. Nevertheless, the predecessors in interest of the parties and the parties have otherwise substantially adhered to the provisions of the OPA.

F. Commission is concurrently entering into an agreement with the owner of the Original Center to redevelop the Original Center, including without limitation the Subterranean Garage, the Marengo Garage, the Commission Bridge Tract and the Ramp.

G. The parties now desire to enter to this Agreement in lieu of the agreements anticipated by the OPA, with such changes as may be necessary or convenient to facilitate the renovation of the Original Center, the Subterranean Garage, the Marengo Garage, the Commission Bridge Tract and the Ramp, and to provide for the parking rights of Owner after completion of the renovation.

NOW, THEREFORE, in consideration of the foregoing, and notwithstanding anything to the contrary in the OPA, the parties hereby agree as follows:

1. Term. The term of this Agreement shall commence on May 1, 2000, and shall expire on April 30, 2050, unless sooner terminated as provided herein. If this Agreement has not been terminated prior to April 30, 2050, Owner may at its sole option extend the term (on all of the terms and conditions of this Agreement other than this option to extend) for an additional period of not more than 49 years, by written notice of extension given to Commission not later than December 31, 2049. Notwithstanding expiration or termination of this Agreement, the nondiscrimination covenants contained in Section 12 shall remain in perpetuity.

2. Subterranean Garage Parking Permits. During the term of this Agreement, Commission shall make available (or cause to be made available) to the Eligible Persons (as hereinafter defined) designated from time to time by Owner up to seventy-five (75) monthly parking permits (“Subterranean Garage Parking Permits”) for parking in undesignated, unreserved spaces in the Subterranean Garage on the terms and conditions that comparable monthly permits are made available to the general public, which terms and conditions shall be the same as the terms and conditions required by Commission and the City of Pasadena (“City”) for comparable monthly permits for parking facilities owned or operated by either in “Subdistrict CD-I-Old Pasadena” as defined in the Central District Specific Plan of the City, as such subdistrict may be defined from time to time (the “Old Pasadena District”); if the City and the

Exhibit E, Page 4

Commission charge different rates for monthly permits in such parking facilities, the monthly rate determined by Commission to be applicable to the Subterranean Garage Parking Permits shall not be less than the lowest monthly rate and not higher than the highest monthly rate. Commission covenants and represents that during the term of this Agreement, there will be at least two hundred fifty (250) undesignated, unreserved spaces (other than spaces for handicapped parking or otherwise as required by law) in the western portion of the first (upper) level of the Subterranean Garage shown in Exhibit C attached hereto and incorporated herein by this reference.

3. Marengo Garage Parking Permits. During the term of this Agreement, Commission shall make available (or cause to be made available) to the Eligible Persons designated from time to time by Owner up to one hundred fifty-five (155) monthly parking permits (“Marengo Garage Parking Permits”) for parking in undesignated, unreserved spaces in the Marengo Garage on the terms and conditions that comparable monthly permits are made available to the general public, which terms and conditions shall be the same as the terms and conditions required by Commission and the City for comparable monthly permits for parking facilities owned or operated by either in the Old Pasadena District; if the City and the Commission charge different rates for monthly permits in such parking facilities, the monthly rate determined by Commission to be applicable to the Marengo Garage Parking Permits shall not be less than the lowest monthly rate and not higher than the highest monthly rate.

4. Eligible Persons; Costs. The term “Eligible Person” shall mean only (i) then-current tenants of the Security Bank Building, and (ii) employees of Owner and such tenants. Owner shall be responsible only for designating the Eligible Persons to purchase the Subterranean Garage Parking Permits and the Marengo Garage Parking Permits (jointly, the “Monthly Permits”); the Eligible Persons shall contract directly with the Commission or the Commission’s designee for such Monthly Permits. Owner shall have no responsibility for the costs of operating the Subterranean Garage and the Marengo Garage or for the charges for such Monthly Permits, and Owner shall have no interest in the charges paid by Eligible Persons for such Monthly Permits.

5. Special Terms and Conditions. Notwithstanding anything herein to the contrary:

(a) the Monthly Permits shall be valid each day of the year at least between the hours of 7:00 a.m. and midnight, except that the Monthly Permits shall not be valid (except as provided in paragraph 5(b)): (i) after 6:00 p.m. on the evening before the Rose Parade, and (ii) at any time on the day on which the Rose Parade is held; and

(b) up to fifty (50) of the Subterranean Garage Parking Permits, to be designated from time to time by Owner, shall be valid after 6:00 p.m. on the evening before the Rose Parade and on the day of the Rose Parade.

6. Temporary Relocation. Notwithstanding anything herein to the contrary, during any period when insufficient spaces are available in the Subterranean Garage due to remodelling, repair or reconstruction, the Commission at its option may substitute seventy-five (75) additional Marengo Garage Parking Permits for the seventy-five (75) Subterranean Garage Monthly Permits described in Section 2; provided, however, that the Commission shall waive (or cause to

Exhibit E, Page 5

be waived) the monthly charges for the Marengo Garage Parking Permits issued pursuant to this paragraph for any Eligible Person who is entitled to park in the Subterranean Garage pursuant to a lease in effect as of the date of this Agreement. Owner will reasonably cooperate with Commission to facilitate the relocation and the remodelling, repair or reconstruction of the Subterranean Garage, the Marengo Garage, the Ramp and/or the elevated pedestrian walkway and related public improvements (including without limitation the elevator and stairs) connecting the Security Bank Building with the Subterranean Garage and the Marengo Garage during any such period.

7. Validation Program. Owner will have the right to operate the validation program described in this section for parking by visitors to the Security Bank Building. Each month, on request, Owner and tenants of the Security Bank Building shall have the right to purchase from Commission or its designee validations permitting free parking to the holder of such validation in increments established by Commission and Owner at a cost per validation equal to the rate that is charged in City- or Commission-owned or operated parking facilities in the Old Pasadena District following the expiration of any initial period of free parking available in such facilities {e.g., if parkers in the Old Pasadena District are charged $2.00 for the first hour after an initial 90 minute free parking period, validations for up to one hour of parking will cost $2.00; there will be no period of free parking in the Subterranean Garage or the Marengo Garage). Such validations may be issued through the use of validation equipment supplied and maintained by Commission or its designee. Validations may not be added or cumulated, either with validations under this program or with validations under other programs; no more than one validation will be honored at one time. Validations under this program shall only be made available to the guests and visitors of Owner and the tenants of the Security Bank Building. Owner shall use Owner’s commercially reasonable efforts to prevent any unauthorized use or abuse of the validation system, including providing in its employee manual, and requiring in leases entered into or amended after the date of this Agreement that tenants provide in their employee manuals, that an employee’s unauthorized use or abuse of the validation system shall be grounds for termination of employment.

8. Access Ramp; Walkway and Related Public Improvements. Owner and Owner’s tenants and visitors shall have the nonexclusive right of vehicular access to the Subterranean Garage over the Ramp, in common with the general public and other users of the Subterranean Garage. So long as alternative access is provided. Commission (or the manager of the Subterranean Garage) may close the Ramp during hours that usage of the Ramp is expected to be uneconomic. Owner and Owner’s tenants and visitors shall have the nonexclusive right of pedestrian access, in common with the general public and other users of the Subterranean Garage and the Marengo Garage, of the elevated pedestrian walkway and related public improvements (including without limitation the elevator and stairs) connecting the Security Bank Building with the Subterranean Garage and the Marengo Garage.

9. Waiver of Claims. Commission hereby waives all claims against Owner and Owner’s predecessors in interest for parking rent payable under Section 703 of the OPA through the commencement of the term of this Agreement. (Upon commencement of the term of this Agreement, Section 4 shall supersede any further rental obligations.)

Exhibit E, Page 6

10. Nondiscrimination.

(a) Obligation to Refrain from Discrimination. There shall be no discrimination against or segregation of any person, or group of persons, on account of race, color, creed, religion, sex, marital status, national origin or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the Project, nor shall Owner or any person claiming under or through Owner establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees, or vendees of the Project or any portion thereof. Owner and any person claiming under or through Owner shall not discriminate against any employee or applicant for employment because of race, color, religion, creed, national origin, ancestry, physical handicap, medical condition, age, marital status, sex or sexual orientation.

(b) Form of Nondiscrimination and Nonsegregation Clauses. Owner shall refrain from restricting the rental, sale or lease of the site or any portion thereof on the basis of race, color, creed, religion, sex, marital status, national origin, or ancestry of any person. All such deeds, leases or contracts relating to the rental, sale or lease of Owner’s interest, or any portion thereof, shall contain or be subject to substantially the following nondiscrimination or nonsegregation clauses;

(1) In Deeds: “The grantee herein covenants by and for itself or its successors and assigns, and all persons claiming under or through it, that there shall be no discrimination against or segregation of, any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin, or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure, or enjoyment of the land herein conveyed, nor shall the grantee of any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessee, or vendees in the land herein conveyed. The foregoing covenants shall run with the land.”

(2) In Leases: “The lessee herein covenants by and for itself or its successors and assigns, and all persons claiming under or through it, and this lease is made and accepted under and subject to the following conditions: That there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, religion, sex, marital status, national origin, or ancestry, in the leasing, subleasing, transferring, use, occupancy, tenure, or enjoyment of the land herein leased nor shall the lessee itself, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use, or occupancy, of tenants, lessees, sublessee, subtenants, or vendees in the land herein leased.”

(3) In Contracts: “There shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, religion, sex, marital status, national origin, or ancestry, in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the premises, nor shall the parties to this contract or any person claiming under or through them, establish or permit any such practice or such practices of discrimination or segregation with reference to the selection, location, number, use, or occupancy of tenants, lessees, subtenants, sublessee, or vendees of the premises.”

Exhibit E, Page 7

11. Covenants Running With The Land. This Agreement is intended to create “covenants running with the land” within the meaning of California Civil Code Section 1468. Accordingly, the rights of each party hereunder shall constitute benefits to the property owned by that party (the “Benefitted Property”) and the obligations of each party hereunder shall constitute burdens (in favor of the Benefitted Property) on the burdened party’s property.

12. Notices, Demands and Communications Between the Parties. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered or sent by registered or certified mail, postage pre-paid, return receipt requested, or by Federal Express or other courier service which provides a written receipt of delivery, or telegraphed, delivered or sent by telex, telecopy, or cable to the addresses set forth in this Section. The notices or other communications shall be deemed received upon: (i) if personally delivered, the date of delivery to the address of the person to receive such notice; (ii) if mailed, the date of delivery or refusal to accept delivery indicated in the certified or registered mail receipt; or (iii) if given by courier service, on the date of delivery evidenced by the receipt for delivery provided by the courier service; or (iv) if given by telex, telecopy, or faxed, when sent. Any notice, request, demand, direction or other communication sent by cable, telex, telecopy or fax must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing. Such written notices, demands, and communications may be sent in the same manner to such other addresses as any party may from time to time designate by personal delivery or registered or certified mail as provided in this Section 9.1.

If to Commission or City:

Pasadena Community Development Commission

100 N. Garfield Avenue, Room 222

Pasadena, California 91109

Attention: Director of Housing and Development

(626) 744-4660

(626) 744-4773 (facsimile)

With a copy to:

City Attorney

100 N. Garfield Avenue, Room 228

Pasadena, California 91109

Attention: Commission Counsel

(626) 744-4141

(626) 744-4190 (facsimile)

Richards, Watson & Gershon

333 South Hope Street, 38th Fl

Los Angeles, California

Attention: Michael Estrada

(213) 626-8484

(213) 626-0078 (facsimile)

Exhibit E, Page 8

To Owner:

YTC PROPERTIES (USA) INC.

c/o White & Case LLP

633 West Fifth Street Suite 1900

Los Angeles, California 90071-2007

Attention: Mr. Barrye L. Wall

(213) 620 7700

(213) 687 0758 (facsimile)

With a copy to:

White & Case, L.L.P.

633 West Fifth Street

Los Angeles, California 90071-2007

Attention: Barrye L. Wall

(213) 620-7700

(213)687-0758 (facsimile)

13. Nonliability of Officials and Employees. No member, official, representative or employee of Commission shall be personally liable to Owner, or any successor in interest, in the event of any Default or breach by Commission or for any amount which may be come due to Owner or its successors, or on any obligations under the terms of this Agreement.

14. Time of Essence. Time is of the essence of this Agreement.

15. Construction of Agreement

(a) Context and Construction. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural, and the masculine shall include the feminine and neuter and vice versa. The term person as used in this Agreement includes a natural person, corporation, association, partnership, organization, business, trust, individual, or a governmental authority or agency. Whenever a reference is made herein to a particular Section or subsection of this Agreement, it shall include all subsections and subparts thereof.

(b) Advice of Counsel. Each Party hereto has had the opportunity to seek the advice of independent counsel of its choosing concerning this Agreement. This Agreement is deemed to have been jointly prepared by all of the Parties hereto, and any uncertainty or ambiguity existing herein shall not be interpreted against any Party on the ground that it was the drafter.

(c) Calendar Days; Computation of Time. “Day” or “days” as used herein shall refer to calendar day or days, unless otherwise specifically provided herein. Unless otherwise required by a specific provision of this Agreement, time hereunder is to be computed by excluding the first day and including the last day. If the date for performance falls on a Saturday, Sunday, or legal holiday, the date for performance shall be extended to the next business day.

Exhibit E, Page 9

16. Interpretation or Enforcement; Litigation Costs. In the event of any legal action in a dispute arising between the Parties out of this Agreement, the prevailing Party shall be entitled to recover its actual litigation expenses and costs, including actual attorney’s fees and costs of appeal.

17. Consent of Commission or City. Neither the execution of this Agreement by the Commission nor any consent or approval given by the Commission or the City hereunder shall waive, abridge, impair or otherwise affect the police or regulatory (as opposed to contractual and proprietary) powers and duties of either as a governmental body. Any requirements under this Agreement that any person obtain consents or approvals of the Commission or the City are in addition to and not in lieu of any provisions of law requiring that the person obtain approvals or permits therefrom. However, the Commission and the City shall use good faith efforts to coordinate their procedures for giving contractual and governmental approvals so that requests and applications are not unreasonably denied or delayed.

18. No Obligation To Third Parties. This Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties to this Agreement to, any person or entity not a party to this Agreement and the Parties explicitly disclaim any intent to create a third party beneficiary relationship with any person or entity as a result of this Agreement. This Agreement is intended to confer rights and benefits only upon the Parties and their successors and assigns and is not intended to confer any rights or benefits upon any other person or entity. No person or entity other than the Parties and their successors and assigns shall have any legally enforceable rights hereunder. All rights of action for any breach of this Agreement are hereby reserved to the Parties and their successors and assigns.

19. Further Acts. Each of the Parties shall execute such other and further documents and do such further acts as may be reasonably required to effectuate the intent of the Parties and carry out the terms of this Agreement.

20. Estoppel Certificates. Any Party hereunder may, from time to time, request the other Party to execute and acknowledge an estoppel certificate or agreement verifying that this Agreement, is in full force and effect and that no Defaults have occurred and are continuing as of the date of such certificate or agreement (nor any event which, with the passage of time and the giving of notice would result in a Default or breach under this Agreement), or stating the nature of the Default or breach or event, if any. In the event the estoppel certificate discloses such a Default, breach or event, it shall also state the manner in which such Default, breach and/or event may be cured. The Party requesting such certificate or agreement shall provide the form thereof and, provided such certificate or agreement is in form and substance commercially reasonable, the requested Party shall execute and return the same within fifteen (15) business days after receipt of the final form thereof, and the requesting Party (and its lenders and successors-in-interest) shall be entitled to rely thereon.

21. Severability. Should any part, term, portion or provision of this Agreement, or the application thereof to any person or circumstances be held to be illegal or in conflict with any laws, or otherwise be rendered unenforceable or ineffectual, the validity of the remaining parts, terms, or circumstances, shall be deemed severable and the same shall remain enforceable and valid to the fullest extent permitted by law.

Exhibit E, Page 10

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

23. Entire Agreement; Waivers and Amendments.

(a) This Agreement integrates all of the terms and conditions mentioned herein or incidental hereto and supersedes all negotiations or previous agreements between the Parties regarding all or any part of the subject matter hereof, including but not limited to the OPA.

(b) All modifications, additions or amendments to this Agreement shall be in writing and signed by the appropriate authorities of Commission and Owner.

24. Possessory Interest. Owner recognizes and understands that the rights granted to it under this Agreement may create a possessory interest subject to taxes levied upon such interest.

Exhibit E, Page 11

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMMISSION:

PASADENA COMMUNITY DEVELOPMENT COMMISSION, a public body, corporate and politic

By:	/s/ Cynthia J. Kurts
CYNTHIA J. KURTS
Chief Executive Officer

ATTEST:

/s/ Jane R. Rodriguez
Jane R. Rodriguez
Commission Secretary

APPROVED AS TO FORM:

/s/ Michael Estrada
Michael Estrada
Assistant General Counsel

OWNER:

YTC PROPERTIES (USA) INC., a Delaware Corporation

By:	/s/ Barrye L. Wall
Barrye L. Wall
President

Exhibit E, Page 12

13

00-1019955

STATE OF CALIFORNIA )
) ss.
COUNTY OF LOS ANGELES )

On May 10, 2000, before me, Stella J. Lucero, a Notary Public in and for said state, personally appeared Cynthia J. Kuntz and ______________________, personally known to me (~~or proved to me on the basis of satisfactory evidence~~) to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument, the persons, or the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.

Stella J. Lucero
Notary Public in and for said State

STELLA J. LUCERO
Commission # 1187882
Notary Public - California
Los Angeles County
My Comm. Expires Jun 21, 2002

STATE OF CALIFORNIA )
) ss.
COUNTY OF LOS ANGELES )

On May 9, 2000, before me, Elenor Ashe Stone, a Notary Public in and for said state, personally appeared Barrye L. Wall and ______________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person~~s~~ whose name~~s~~ ~~are~~ is subscribed to the within instrument and acknowledged to me that ~~they~~ he executed the same in ~~their~~ his authorized capacities, and that by ~~their~~ his signature~~s~~ on the instrument, the person~~s~~, or the entity upon behalf of which the person~~s~~ acted, executed the instrument.

WITNESS my hand and official seal.

Elenor Ashe Stone
Notary Public in and for said State

ELENOR ASHE STONE
Commission # 1232726
Notary Public - California
Los Angeles County
My Comm. Expires Sep 17, 2003

000504 dcs AER\PASEO\PARKAG-6.DOC (2) 11

Exhibit E, Page 13

EXHIBIT A

SECURITY BANK BUILDING

Lot 2 of Tract No. 34103, in the City of Pasadena, County of Los Angeles, State of California, as per map recorded in Book 962, Pages 3 to 7 inclusive of Maps, in the office of the County Recorder of said County.

Except therefrom all oil, gas, hydrocarbon substances and minerals of every kind and character lying more than 500 feet below the surface of said property, together with the right to drill into, through, and to use and occupy all parts of said property lying more than 500 feet below the surface thereof for any and all purposes incidental to the exploration for and productions of oil, gas, hydrocarbon substances or minerals from said property or other lands, but without, however, any right to use either the surface of said property or any portion of said property within 500 feet of the surface for any purpose or purposes whatsoever, as reserved in deed recorded May 25, 1979 as Instrument No. 79-564739, Official Records.

Exhibit E, Page 14

EXHIBIT B

SUBTERRANEAN GARAGE

Lot 1 of Tract No. 34103, in the City of Pasadena, County of Los Angeles, State of California, as per map recorded in Book 962, Pages 3 to 7 inclusive of Maps, in the office of the County Recorder of said County.

MARENGO GARAGE

Lot 4 of Tract No. 34103, in the City of Pasadena, County of Los Angeles, State of California, as per map recorded in Book 962, Pages 3 to 7 inclusive of Maps, in the office of the County Recorder of said County.

COMMISSION BRIDGE TRACT

Lot 9 of Tract No. 34103, in the City of Pasadena, County of Los Angeles, State of California, as per map recorded in Book 962, Pages 3 to 7 inclusive of Maps, in the office of the County Recorder of said County.

RAMP

Lot 8 of Tract No. 34103, in the City of Pasadena, County of Los Angeles, State of California, as per map recorded in Book 962, Pages 3 to 7 inclusive of Maps, in the office of the County Recorder of said County.

Exhibit E, Page 15

RESIDENT ELEVATOR
SECURITY PACIFIC/ VAN ACCESSIBLE SPACE ELEVATOR
INGRESS ONLY (OUTBOUND ONLY FOR VAS)
RETAIL ELEVATOR
RETAIL ESCALATORS
PRE-PAY MACHINE
UP
DN
MARKET ELEVATORS
7 RETAIL VAN ACCESSIBLE SPACES
2 RESIDENT VAN ACCESSIBLE SPACES

SUBTERRANEAN GARAGE
SECURITY PACIFIC BANK PROTECTED PARKING AREA

EXHIBIT "C"

00-1019955

16

Exhibit E, Page 16

JOINDER

The undersigned MARENGO INVESTMENT GROUP, L.L.C., the successor to Owner as the owner of the Security Bank Building, hereby joins in the foregoing Easement and Parking Agreement and agrees to be bound thereby.

MARENGO INVESTMENT GROUP, L.L.C.,
a California limited liability company

By: Blue Real Estate Management, a California Corporation Manager

By:	/s/ James N. Ries
James N. Ries, President

Exhibit E, Page 17